UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

OPTION CARE HEALTH, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders,
We are pleased to invite you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) of Option Care Health, Inc. (“Option Care” or the “Company”) to be held on Wednesday, May 18, 2022, at 10:00 a.m. (CDT). This year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well- being of the attendees (employees, shareholders and the general public) is our top priority. In light of the recommendations issued by the CDC against public gatherings due to COVID-19, we think a virtual only meeting for this year is advisable. You will be able to attend the meeting online and submit questions during the meeting by visiting http://www.virtualshareholdermeeting.com/OPCH2022. You will be able to vote your shares electronically during the meeting by logging in using the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card or on the voting instructions form accompanying these proxy materials.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are
1.
to elect thirteen nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Nominating and Corporate Governance Committee of the Board of Directors of Option Care;

2.
to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022;

3.
to approve, on a non-binding advisory basis, our executive compensation; and

4.
to transact other business as may properly come before the meeting or any adjournment of the meeting.

We will provide access to our proxy materials via the Internet at http://materials.proxyvote.com/68404L, rather than in hard copy. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about Wednesday, April 6, 2022 to all stockholders entitled to vote at the Annual Meeting. Stockholders who prefer a paper copy of the proxy materials may request one on or before May 4, 2022 by following the instructions provided in the notice we will send.
Our Board of Directors has set the record date as March 22, 2022. Only stockholders of record at the close of business on March 22, 2022 will be entitled to notice of and to vote at the virtual Annual Meeting. Further details about how to attend the Annual Meeting online and the business to be conducted at the Annual Meeting are included in the accompanying Notice of Annual Meeting and Proxy Statement.
Your vote is important. Whether or not you plan to attend the Annual Meeting online, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend online.
Sincerely,
John C. Rademacher
Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
The 2022 annual meeting of stockholders of OPTION CARE HEALTH, INC. will be held virtually on Wednesday, May 18, at 10:00 a.m. (CDT) via the Internet at
http://www.virtualshareholdermeeting.com/OPCH2022 for the following purposes:
1.
to elect thirteen nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Nominating and Corporate Governance Committee of the Board of Directors of Option Care;

2.
to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022;

3.
to hold a non-binding advisory vote to approve executive compensation; and

4.
to transact other business as may properly come before the meeting or any adjournment of the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 18, 2022, at 3000 Lakeside Drive, Suite 300N, Bannockburn, IL 60015.
ADJOURNMENTS AND POSTPONEMENTS
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
RECORD DATE
You are entitled to vote only if you were a Company stockholder as of the close of business on March 22, 2022.
By Order of the Board of Directors
Mike Shapiro
Chief Financial Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2022
The notice of annual meeting, the proxy statement and our fiscal year 2021 annual report are available on our website at https://investors.optioncarehealth.com. Additionally, in accordance with the SEC rules, you may access our proxy materials at www.proxyvote.com.

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COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q: Why did I receive these materials?
The Board of Directors of Option Care (the “Board”) is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders (or at any postponement or adjournment of the meeting) (the “Annual Meeting”). Stockholders who own shares of our common stock, par value $0.0001 (“common stock”) as of the record date, March 22, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Option Care.
Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Householding.    The SEC’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any stockholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge at 1-866-540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for stockholders who wish to receive individual copies of the proxy materials.
Q: How can I attend the Annual Meeting?
The Annual Meeting is being held as a virtual only meeting this year. If you are a stockholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at http://www.virtualshareholdermeeting.com/OPCH2022 and providing your control number. This number is included in the Notice or on your proxy card.
If you are a stockholder holding your shares in “street name” as of the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer or other nominee holder. If you were not a stockholder as of the Record Date, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.
If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). The audio broadcast of the Annual Meeting will be archived at http://www.virtualshareholdermeeting.com/OPCH2022 for at least one year.
Q: Why is the Annual Meeting virtual only?
In light of the environment surrounding the coronavirus, or COVID-19, this year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the recommendations issued by the CDC against public gatherings due to COVID-19, we think a virtual only meeting for this year is advisable.

Q: Who will be entitled to vote?
Stockholders who own shares of our common stock as of the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, Option Care had approximately 180,429,757 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q: What will I be voting on?
You will be voting on
1.
the election of thirteen directors to serve on Option Care’s Board until the 2023 Annual Meeting and until their successors are duly elected and qualified;

2.
the ratification of the appointment of KPMG LLP (“KPMG”) as Option Care’s independent registered public accounting firm for the year ending December 31, 2022;

3.
the non-binding advisory approval of executive compensation; and

4.
any other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?
The Board recommends you vote
1.
FOR the election of Anita M. Allemand, John J. Arlotta, Elizabeth Q. Betten, Elizabeth D. Bierbower, Natasha Deckmann, Aaron Friedman, David W. Golding, Harry Jansen Kraemer, Jr., R. Carter Pate, John C. Rademacher, Nitin Sahney, Timothy Sullivan and Mark Vainisi as directors;

2.
FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2022; and

3.
FOR the non-binding advisory approval of executive compensation.

Q: How do I cast my vote?
Beneficial Stockholders.    If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.
Registered Stockholders.    If you hold shares in your own name, you are a registered stockholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/OPCH2022. You will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.
via the Internet at www.proxyvote.com;

2.
by phone by calling 1-800-690-6903; or

3.
by signing and returning a proxy card.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. (EDT) on May 17, 2022.
Q: Can I access the proxy materials electronically?
Yes. Your notice, proxy card or voting instruction card will contain instructions on how to:
1.
view our proxy materials for the Annual Meeting on the Internet; and

2.
instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at http://materials.proxyvote.com/68404L and our proxy materials will be available during the voting period starting on April 6, 2022.
Q: How may I change or revoke my proxy?
Beneficial Stockholders.    Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Stockholders.    Registered stockholders may change a properly executed proxy at any time before its exercise by
1.
delivering written notice of revocation to the General Counsel and Secretary at our principal executive offices at 3000 Lakeside Drive, Suite 300N, Bannockburn, IL 60015, Attn: General Counsel;

2.
submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or

3.
voting in person online at the Annual Meeting.

Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 — ELECTION OF DIRECTORS
The directors will be elected by a plurality of the votes cast. The thirteen nominees receiving the greatest number of affirmative votes duly cast at the Annual Meeting will be elected to the Board, assuming a quorum is represented at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees. Votes to withhold and broker “non-votes” will not affect the outcome of the vote on Proposal 1.
PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve the ratification of KPMG as our independent registered accounting firm. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. We do not expect there to be any broker non- votes with respect to the ratification of the appointment of KPMG as our independent registered public accounting firm for 2022.
PROPOSAL 3 — NON-BINDING ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon will constitute the stockholders’ non-binding approval with respect to executive compensation. Although the results will not be binding on the Board’s Compensation Committee (the “Compensation Committee”), the Board will consider the results of the stockholder vote when making future decisions regarding executive compensation. Abstentions will be counted as shares present and entitled to vote and therefore will have the same effect as a vote against Proposal 3. Broker “non-votes” will not be deemed represented at the Annual Meeting for purposes of voting on Proposal 3 and, therefore, will have no effect on Proposal 3.
Q: When will the results of the vote be announced?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2023 Annual Meeting?
Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in Option Care’s proxy statement and form of proxy for the Option Care’s 2023 annual meeting of stockholders, to be held in 2023, must be received by Option Care at our principal executive offices at 3000 Lakeside Drive, Suite 300N, Bannockburn, IL 60015 no later than the close of business on December 7, 2022. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2023 (but not include it in Option Care’s proxy materials) must provide written notice of such proposal to the General Counsel and Secretary at Option Care’s principal executive offices no later than the close of business on February 17, 2023 and not earlier than the close of business on January 18, 2023, assuming Option Care does not change the date of the 2023 annual meeting of stockholders by more than 30 days before or after the anniversary of the 2022 Annual Meeting. If so, Option Care will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of Option Care’s Amended and Restated Bylaws and be submitted in writing to the Secretary at Option Care’s principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is composed of ten directors. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. Our certificate also provides that our Board will be elected at each annual meeting to serve until the next annual meeting of stockholders.
The following table sets forth the name and age as of March 22, 2022, and other information for each member of our Board:
Name	Age	Position	Director Since
John J. Arlotta	72	Director	2019
Elizabeth Q. Betten	41	Director	2019
David W. Golding	60	Director	2015
Harry M. Jansen Kraemer Jr.	67	Non-Executive Chair	2019
Alan Nielsen*	56	Director	2019
R. Carter Pate	67	Director	2015
John C. Rademacher	55	Chief Executive Officer and Director	2019
Nitin Sahney	59	Director	2019
Timothy Sullivan	64	Director	2019
Mark Vainisi	49	Director	2019

*
Not standing for re-election at the Annual Meeting.

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our stockholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, the Board desires to have specific knowledge related to our industry, such as expertise in home infusion services and pharmaceuticals.
The Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”) develops and maintains criteria and procedures for the identification and recruitment of nominees for election to the Board, including the criteria outlined in our Code of Business Conduct, which is applicable to our directors, officers, employees and certain contractors (“Code of Business Conduct”). These include demonstrating the ability to act honestly and ethically and comply with applicable laws, rules and regulations. In reviewing a nominee’s qualifications, the Nominating Committee considers the qualifications, qualities, skills, and other expertise required to be a director, and recommends to the Board such criteria. The Nominating Committee also considers incumbent Board members’ performance when considering re‑election. While the Nominating Committee carefully considers diversity when determining Board composition, it has not established a formal policy regarding diversity. In its charter, the Nominating Committee must ensure that qualified director candidates with a diversity of gender, ethnicity, tenure, skills and experience are included in the pool of director candidates.
The Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Board’s Code of Business Conduct and any criteria that the Nominating Committee recommended to the full Board. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board.
These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Option Care and its stockholders, and guide the long-term sustainable, dependable performance of Option Care.
Subject to any earlier resignation or removal in accordance with the terms of our certificate, bylaws, including Article Eight therein, and Director Nomination Agreement (as defined below) with HC Group Holdings I, LLC (“HC Group”), if elected, our directors will serve until the 2023 Annual Meeting of stockholders.
In conjunction with the Board’s director succession planning process, the Board has determined, based on the recommendation of the Nominating Committee, to increase the size of the board from ten members to thirteen members, effective concurrently with the Annual Meeting and election of the director nominees specified in Proposal 1.
Director Nomination Agreement
We and HC Group entered into a Director Nomination Agreement on August 6, 2019 (the “Director Nomination Agreement”) in connection with the merger contemplated by the Agreement and Plan of
Merger (the “Merger Agreement”) by and among us, HC Group Holdings II, Inc., HC Group, HC Group Holdings III, Inc. (solely for limited purposes set forth therein), Beta Sub, Inc. and Beta Sub, LLC, dated as of March 14, 2019, which contemplated the merger with and into a wholly-owned subsidiary of BioScrip, Inc. (“BioScrip”) (the “Merger”).
The Director Nomination Agreement provides that, from and after the closing of the Mergers (as defined therein) until the date that HC Group and its affiliates cease to beneficially own common stock representing at least 10% of the voting power of the then-outstanding common stock, HC Group is entitled to nominate for election to the Board or any committee of the Board, a number of directors equal to the product obtained by multiplying (a) the percentage of the total voting power of the then-outstanding common stock then beneficially owned by HC Group and its affiliates and (b) the authorized number of directors on the Board, including any vacancies, with such product rounded up to the nearest whole number in all cases. The Director Nomination Agreement also provides HC Group with the right to fill any vacancies created by the removal, death, disability, disqualification or resignation from the Board of any of its nominees that is elected to the Board. In the Director Nomination Agreement, we agree to use our reasonable best efforts to ensure that any nominees designated by HC Group in accordance with the Director Nomination Agreement are included in the Board’s slate of nominees to the stockholders for each election of directors and that each nominee designated by HC Group is included in the proxy statement prepared by our management in connection with soliciting proxies for every meeting of the stockholders at which directors are voted on for election.
The Director Nomination Agreement automatically terminates on the date on which HC Group and its affiliates cease to beneficially own at least 10% of the total voting power of the then outstanding common stock. Currently, HC Group owns approximately 21% of our common stock.
Anita M. Allemand, Aaron Friedman and Mark Vainisi were designated as director nominees under the Director Nomination Agreement.
Stockholder Recommendations for Director Nominees
The Nominating Committee will consider stockholder nominations for membership on the Board. For the 2023 Annual Meeting, nominations may be submitted to Option Care Health, Inc., 3000 Lakeside Dr., Suite 300N, Bannockburn, IL 60015, Attn: General Counsel, who will forward them to the Chairman of the Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 17, 2023 and not earlier than the close of business on January 18, 2023. Recommendations must also include certain other requirements specified in our bylaws.

When filling a vacancy on the Board, the Nominating Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Nominating Committee charter, and the same process would be used for all candidates, including candidates recommended by stockholders.
Environmental-Social-Corporate Governance (“ESG”) Initiative
We are committed to making a positive impact on not only our patients, but also our employees, the communities in which we serve and the environment at large. Our ESG Initiative includes four distinct pillars around building a sustainable and responsible enterprise that is focused on providing extraordinary care that changes lives:
•
Reducing Our Impact on the Environment — Through increased efforts in green packaging solutions, growing our network of Ambulatory Infusion Suites and the expanded use of ride share programs for our clinicians, we expect to reduce our carbon footprint and waste.

•
Caring for Our Patient Community — We intend to expand our current assistance programs to increase health access to patients and are launching new initiatives to improve the overall patient experience.

•
Empowering Our People — We continue to improve and expand on our diversity, equity and inclusion initiatives, health and well-being programs and development and training opportunities for employees.

•
Managing a Responsible and Resilient Enterprise — In addition to our comprehensive Enterprise Risk Management process, we are building a more robust privacy, data security and incident response program as well as continuing our commitment to best practices in corporate governance, compliance and business ethics.

The General Counsel and Assistant General Counsel serve as executive sponsors of the ESG Initiative and coordinate our corporate response to developing comprehensive ESG programs. The Nominating Committee is charged with providing oversight on ESG matters.

PROPOSAL 1  —  ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting. All nominees are recommended for reelection for a one year term, which will end at our 2023 Annual Meeting.
Name*	Age	Position	Director Since
Anita M. Allemand	47	Director Nominee	—
John J. Arlotta	72	Director	2019
Elizabeth Q. Betten	41	Director	2019
Elizabeth D. Bierbower	63	Director Nominee	—
Natasha Deckmann	45	Director Nominee	—
Aaron Friedman	39	Director Nominee	—
David W. Golding	60	Director	2015
Harry M. Jansen Kraemer Jr.	67	Non-Executive Chair	2019
R. Carter Pate	67	Director	2015
John C. Rademacher	55	Chief Executive Officer and Director	2019
Nitin Sahney	59	Director	2019
Timothy Sullivan	64	Director	2019
Mark Vainisi	49	Director	2019

*
Alan Nielsen, a current member of our Board, will not be standing for re-election at the Annual Meeting.

Each nominee was recommended for re-election by the Nominating Committee for consideration by the Board and our stockholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
The Board Recommends that you vote “FOR” each of the director nominees.
Director Nominees
Anita M. Allemand is Chief Transformation and Integration Officer for Walgreens Boots Alliance, a position she has held since November 2021. Previously, Dr. Allemand was Senior Vice President of Population Health Solutions and Senior Vice President of Lifestyle and Prevention at Optum Health, a UnitedHealth Group Company with approximately $1.2 billion in revenue across employer, payer and provider markets, where she was responsible for innovating, developing, and managing healthcare products and digital capabilities from August 2019 to November 2021. Prior to that, Dr. Allemand served as Senior Vice President of Enterprise Product Innovation and Development at CVS Health, where she was responsible for developing and managing integrated product strategies across the company’s pharmacy benefits management (PBM) and retail businesses including on-site clinics. She held various other management roles including Vice President, PBM Product Management and Vice President, Analytics and Outcomes in her 16-year career at CVS Health beginning in 2001. A pharmacist by background, her professional experience includes roles in managed care at Walgreens Health Initiatives and hospital-based pharmacy at Sherman Hospital and Alexian Brothers. Prior to her career in pharmacy, she held a research position in the pharmaceutical industry in drug development and testing at Abbott Laboratories. Dr. Allemand earned her Bachelor of Science degree from the University of Illinois at Chicago, her Doctor of Pharmacy degree from Midwestern University, Chicago College of Pharmacy and an AMCP/ASHP-accredited post-doctorate residency in managed care with a specialization in pharmacoeconomic and outcomes research from Walgreens Health Initiatives. Ms. Allemand’s extensive experience in the healthcare industry and her pharmaceutical background will make her a valuable member of the Board.

John J. Arlotta has served on our Board since 2019, and served on the legacy Option Care board from 2015 until the Merger. Mr. Arlotta is currently the President of eviCore healthcare, a healthcare services company. In July 2012, Mr. Arlotta became the CEO of CareCore National, a leading provider of medical benefits management services. In January 2014, CareCore National was sold to General Atlantic, a leading global growth equity firm, and at that time Mr. Arlotta was named Chairman and Chief Executive Officer. In December of 2014, Mr. Arlotta orchestrated the successful merger of CareCore and Medsolutions that resulted in the renaming of the company to eviCore healthcare. Prior to joining eviCore, Mr. Arlotta was a Special Healthcare Advisor to General Atlantic, LLC from 2010 to 2012. Mr. Arlotta previously held roles as Chairman and Chief Executive Officer of Coram Inc., a then privately held provider of home infusion and specialty pharmacy services, from 2005 to 2007; and NeighborCare Inc., a then publicly traded provider of pharmaceutical products and services to nursing homes, from 2003 to 2005. Mr. Arlotta served as chairman of Novis Pharmaceuticals, a pharmaceutical distribution company, from 2008 to 2012; and as a director of each of Apria Healthcare, a medical equipment and home infusion company, from 2012 to 2014; MedExpress, an urgent care provider, from 2010 to 2015; and Baxa Corporation, a medical device company, from 2006 to 2008. Mr. Arlotta is a retired Captain in the U.S. Army Reserves and holds a B.S. in marketing from the University of Notre Dame. Mr. Arlotta’s over 45 years of experience in the healthcare industry and his extensive experience on the boards of healthcare companies make him a valuable member of our Board.
Elizabeth Q. Betten has served on our Board since 2019, and served on the legacy Option Care board from 2015 until the Merger. Ms. Betten is a Managing Director of Madison Dearborn Partners’ Health Care team. Ms. Betten joined Madison Dearborn Partners (“MDP”) in 2004 as an Associate and re-joined after completing business school in 2008. Prior to her roles at MDP, she was an Investment Banking Analyst in the Health Care Group at J.P. Morgan from 2002 to 2004. Ms. Betten concentrates on investments in the health care sector and has served on the Board of Directors of Solis Mammography since 2018, Advanced Personnel Management since 2020, and Benefytt Technologies since 2020. Ms. Betten previously served on the Board of Directors of Ikaria, Inc. from 2014 to 2015 and was actively involved with Sirona Dental Systems Inc. Ms. Betten holds an A.B. from Brown University and an M.B.A. from Stanford University Graduate School of Business. Ms. Betten also serves on the Board of Managers of our majority stockholder, HC Group. Ms. Betten’s extensive experience in financial transactions, investing in a range of businesses and the healthcare industry make her a valuable member of the Board.
Elizabeth D. Bierbower is a strategic leader with more than thirty years of proven executive level experience in the health insurance industry with experience in all product lines including Commercial, Medicare Advantage and TRICARE. Since March 2020, she has served as a strategic advisor providing advisory services to organizations of all sizes focused in the healthcare industry. Prior to that, Ms. Bierbower was formerly a member of Humana’s Executive Management Team and led their Employer, Specialty, and Military businesses from May 2012 to March 2020. Her understanding of discrete populations and depth of product and innovation contributed to Humana’s successful growth during her tenure. Before joining Humana, Ms. Bierbower held leadership roles with Highmark Blue Cross Blue Shield, as Vice President of Healthcare Strategy; and Coventry Health Plans of Pittsburgh, as Chief Operating Officer. She serves on several boards, including BlueSprig, Brella Insurance, Paradigm Corp and Quest Analytics, L.L.C. Ms. Bierbower is a graduate of the Nashville Healthcare Fellows Program and was formerly an adjunct Professor at Carnegie Mellon University. As an internal champion for developing talent, Ms. Bierbower served on Humana’s Inclusion & Diversity Council and co-chaired the two largest internal diversity networking groups. She participated on the Associate Benefits Committee which oversaw $200 million annually in medical spend and she has been called upon as an industry benefits expert. She obtained her master’s degree in Public Management from Carnegie Mellon University and a Bachelor of Arts in Sociology from Carlow University. Ms. Bierbower’s executive experience in the healthcare industry and her expertise in advisory services will make her a valuable member of the Board.
Natasha Deckmann, MD, serves as the Chief Operating Officer and Chief Clinical Officer for SecureSeniorConnectionsTM (SSC), a digital platform focused on preventing and reducing loneliness and social isolation in seniors. Dr. Deckmann has served in her current position at SSC since September 2020. Dr. Deckmann was formerly the CEO of CarePoint Health System, a three hospital and medical group system in New Jersey, from May 2018 to January 2020. Prior to joining CarePoint, Dr. Deckmann held several leadership positions at Optum from 2013 to January 2018. Her tenure included serving as head of

Population Health Solutions at Optum Health, a comprehensive population health management business. She also served as Chief Operating Officer of Consumer Solutions Group at Optum. Prior to Optum, she held a number of senior leadership roles at Marsh Inc., including Chief Operating Officer of the International Division. Dr. Deckmann joined Marsh from Oliver Wyman, having led strategic consulting engagements for clients across the health care industry, including the US government. Dr. Deckmann was recently appointed as a Director of Senior Connect Acquisition Corp. I. Since November 2021, Dr. Deckmann has served on the board of Two ChairsTM, a mental health company and she served as an independent board director for Women’s Health USA from May 2018 to August 2021. She is a member of the Executive Partner Program with Health Enterprise Partners. Dr. Deckmann earned a Bachelor of Science in Economics from the University of Michigan, an MBA from the Kellogg School of Management at Northwestern University and a Doctorate of Medicine from the Feinberg School of Medicine at Northwestern University. Dr. Deckmann’s extensive experience in the healthcare industry, as well as her executive experience and her experience in healthcare technology, will make her a valuable member of the Board.
Aaron Friedman is Vice President and head of Global Mergers and Acquisitions for Walgreens Boots Alliance, a position he has held since January 2022. Aaron leads all corporate development activities for WBA and manages WBA’s significant portfolio of pharmacy and healthcare investments. Prior to his current role, Mr. Friedman held various roles of increasing responsibility in M&A at WBA from 2011 to 2021. Prior to WBA, Mr. Friedman worked at KPMG from 2006 to 2011 and holds an MBA and B.A. from Indiana University Kelley School of Business. Mr. Friedman serves on the Board of Shields Health Solutions and previously served on the Board of AllianceRx. Mr. Friedman’s extensive experience in M&A and the healthcare industry will make him a valuable member of the Board.
David W. Golding has served on our Board since 2015. Since 2011, Mr. Golding has served as an independent consultant to national managed care organizations, specialty pharmacy providers, pharmacy benefit management businesses and other healthcare companies. Mr. Golding currently serves as a Company Advisor to Twistle, a pathway automation tool. Mr. Golding also served as a director of Dunn Meadow Pharmacy, a specialty pharmacy from 2015 to 2019; VirMedica, Inc., a healthcare technology solutions company from 2015 to 2018; Global Healthcare Integrators, an international medication therapy management provider from 2015 to 2018; and Salveo Specialty Pharmacy, Inc., an independent specialty pharmacy company, from 2013 to 2015. From 1987 to 2011, Mr. Golding worked at CVS Caremark, beginning his service in various capacities in the home infusion segment and culminating as Executive Vice President of Specialty Pharmacy within the pharmacy benefit management and mail service pharmacy division of CVS Health Corporation. Mr. Golding received his bachelor’s degree in pharmacy from the University of Illinois in 1984 and began his career as a Pharmacist at Cook County Hospital and a Clinical Pharmacist at St Anthony’s Memorial Hospital. Mr. Golding’s clinical training, healthcare industry experience within the home infusion and specialty pharmacy, hospital and retail sectors, and executive pharmacy business skills make him a valuable member of the Board.
Harry M. Jansen Kraemer, Jr. has served on our Board since 2019, and served on the legacy Option Care board from 2015 until the Merger. Mr. Kraemer is an Executive Partner of MDP where he has served since 2005, and has served as Clinical Professor of Management & Strategy at Northwestern University’s Kellogg School of Management since 2005. Mr. Kraemer was the Chairman, President and Chief Executive Officer of Baxter International Inc., a healthcare company, until 2004. Mr. Kraemer had been a Director of Baxter International since 1995, Chairman of the Board since 2000, President since 1997 and Chief Executive Officer since 1999. Mr. Kraemer has served on the Board of Directors of Leidos Holdings, Inc., a publicly traded defense, aviation, informational technology and biomedical research company, since 1997 and Dentsply Sirona Inc., a publicly traded dental equipment company, since 2016. Mr. Kraemer served on the board of directors of VWR Corporation, which became a publicly-traded company in 2014, from 2007 to 2017. Mr. Kraemer serves on the board of trustees of Northwestern University, the Conference Board and NorthShore University HealthSystem. Mr. Kraemer holds an M.B.A. from Northwestern University’s Kellogg School of Management and a bachelor’s degree in mathematics and economics from Lawrence University, and is a certified public accountant. Mr. Kraemer’s extensive experience with boards of private and public companies, investment decisions, capital allocation and complex transactions at both large companies and in private equity make him a valuable member of our Board.
R. Carter Pate has served on our Board since May 2015. Mr. Pate is currently the Founder and Chief Executive Officer of Carter Pate, LLC, serving as a Board Member to public and private Boards of Directors since 2014. Mr. Pate is the Chairman of the Board of Riverbed Technology, a networks WAN optimization and applications developer. Mr. Pate served as Chief Executive Officer of Providence Service Corporation, the nations largest provider of NEMT services, until December 2019. Mr. Pate previously served as Chief Executive Officer of MV Transportation, Inc., the largest privately-owned passenger transportation contracting firm based in the U.S. from 2011 to 2014. From 1996 to 2011, Mr. Pate was employed by PricewaterhouseCoopers, LLP (“PwC”), the world’s largest accounting and professional services firm. From 2010 to 2011, he was the U.S. and Global Managing Partner of PwC’s Capital Projects and Infrastructure practice. Until 2010, he was the Global and U.S. Managing Partner of PwC’s Health Care Practice. Mr. Pate previously served on the Boards of ADA-ES, an energy company, until 2021 and as Chairman of RLH Corporation, a hospitality company, since 2019. Mr. Pate has a Master’s degree in Accounting and Information Management from the University of Texas at Dallas and a B.S. degree in Accounting from Greensboro College and is a CPA. Mr. Pate’s business and financial background, as well as his experience as a senior executive and manager make him a valuable member of our Board.
John C. Rademacher has served on our Board since 2019, and served on the legacy Option Care board from 2018 until the Merger. Mr. Rademacher is the Chief Executive Officer of Option Care, a position he has held since August 2017. Prior to his appointment as Chief Executive Officer, Mr. Rademacher was Option Care’s Chief Operating Officer from 2015 until he became interim Chief Executive Officer. Prior to his roles at Option Care, Mr. Rademacher was the President and General Manager for both the Ambulatory Care Division from 2012 to 2014 and Nuclear and Pharmacy Services division from 2007 to 2012 at Cardinal Health, Inc., a publicly traded pharmaceutical company. Mr. Rademacher also held executive positions with CIGNA Corporation, a publicly traded health services company, from 2001 to 2007 where he served as president of CareAllies, LLC and Chief Operating Officer for CIGNA Behavioral Health business units among other roles. Prior to CIGNA, Mr. Rademacher was a strategy consultant for Deloitte Consulting. Mr. Rademacher holds an M.B.A. from Wayne State University and a B.A. in accounting from Hillsdale College. Mr. Rademacher’s extensive understanding of Option Care’s business and over 20 years of experience in the healthcare industry make him a valuable member of our Board.
Nitin Sahney has served on our Board since 2019, and served on Option Care, Inc.’s board from 2018 until the Merger. Mr. Sahney is the founder, Member-Manager and Chief Executive Officer of PharmaCord LLC, a private company that provides commercialization solutions for biopharmaceutical manufacturers. Prior to founding PharmaCord in 2016, Mr. Sahney was the Operating Advisor at Clayton Dublier & Rice Funds, a private equity firm, from 2016 to 2017, and was the President from 2012 to 2015 and Chief Executive Officer from 2014 to 2015 of Omnicare, a previously publicly-traded long-term and specialty care company that was acquired by CVS Health in 2015. Mr. Sahney held various leadership roles at OmniCare prior to becoming President and Chief Executive Officer. Prior to his roles at OmniCare, Mr. Sahney managed a personal healthcare investment fund from 2008 to 2010, and was the founder and Chief Executive Officer of RxCrossroads from 2001 to 2007. Prior to his roles at RxCrossroads, Mr. Sahney held various leadership positions at Cardinal Health. Mr. Sahney has served on the Board of Directors of EXLService Holdings, Inc., a publicly traded operations management and analytics company, since 2016, and is on the Board of Trustees for the University of Louisville. Mr. Sahney holds an M.B.A. from Clarion University and a B.A. in economics from Punjab University. Mr. Sahney’s over 25 years of experience in the healthcare industry and extensive leadership experience in the healthcare industry make him a valuable member of our Board.
Timothy Sullivan has served on our Board since 2019, and served on the legacy Option Care board from 2015 until the Merger. Mr. Sullivan is a founder and Managing Director of MDP, which specializes in management buyouts and special equity investing and manages over 18 billion dollars of committed capital and portfolio investments. Mr. Sullivan is also the Head of Madison Dearborn Partners’ Health Care team. Prior to co-founding MDP in 1993, Mr. Sullivan was with First Chicago Venture Capital for four years after having served in the U.S. Navy. Mr. Sullivan concentrates on investments in the health care sector and has served on the Boards of Alcami Corporation since 2018, Solis Mammography since 2018, Performance Health since 2015, Advanced Personnel Management since 2020, Syntellis Performance Solutions since 2020, and Kaufman, Hall & Associates, LLC since 2014. Mr. Sullivan also serves on the Board of Managers of our largest stockholder, HC Group. Mr. Sullivan previously served on the Board of Ikaria, Inc. from 2014 to 2015, VWR Corporation, which became a publicly-traded company in 2014, from 2007 to 2017, Sage Products LLC from 2012 to 2016, and Sirona Dental Systems Inc. from 2005 to 2016, completing a reverse merger with publicly-traded Schick Technologies in 2005. Mr. Sullivan holds a B.S. from the United States

Naval Academy, an M.S. from the University of Southern California and an M.B.A. from the Stanford University Graduate School of Business. Mr. Sullivan’s extensive experience in financial transactions, investing in a range of businesses and the healthcare industry make him a valuable member of our Board.
Mark Vainisi has served on our Board since 2019, and served on the legacy Option Care board from 2015 until the Merger. Mr. Vainisi is Executive Vice President and Chief Strategy of VillageMD, and has held this position since January 1, 2022. Prior to his current role at VillageMD, Mr. Vainisi was Senior Vice President, Global Mergers and Acquisitions for Walgreens Boots Alliance from 2015 to 2021. Walgreens Boots Alliance is a global leader in pharmacy-led, health and wellbeing formed through the merger of Walgreen Co. and Alliance Boots, and is the parent company of Walgreens, Duane Reade, Boots UK, Alliance Healthcare and other pharmacy and healthcare businesses. Mr. Vainisi was Vice President, Mergers and Acquisitions at Walgreen Co. from 2010 to 2015. He initially joined Walgreen Co. in 2005, serving in various M&A and investment roles. Prior to his roles at Walgreen Co., Mr. Vainisi worked at the Tribune Company, a publicly traded media and broadcasting company, from 2000 to 2005. Mr. Vainisi holds a J.D. and a B.A. in English from the University of Michigan (Ann Arbor). Mr. Vainisi has served on the Boards of VillageMD since 2020 and Shields Specialty Pharmacy since 2020. Mr. Vainisi’s extensive experience with Option Care, having led the initial acquisition by Walgreens and subsequent sale to MDP, with business transactions in the healthcare industry and with mergers and acquisitions make him a valuable member of our Board.
Independence Status
We have reviewed the independence of our current non-management directors and our new director nominees for the Board, consisting of Anita M. Allemand, Elizabeth D. Bierbower, Natasha Deckmann and Aaron Friedman, using the independence standards of the Nasdaq and, based on this review, determined that all of our non-management directors are, and each of our new director nominees will be, independent under Nasdaq rules. In connection with this assessment, the Board also determined that (i) each of Harry M. Jansen Kraemer, Jr., Nitin Sahney and R. Carter Pate are independent within the meaning of the Nasdaq standards applicable to members of the Board’s Audit Committee (the “Audit Committee”) and (ii) each of David W. Golding, Timothy Sullivan, Jr., John J. Arlotta, and Mark Vainisi are independent within the meaning of the Nasdaq standards applicable to members of the Compensation Committee.
Board Meetings and Committees
In 2021, our Board held eleven meetings, our Audit Committee held four meetings, our Compensation Committee held five meetings, our Nominating Committee held four meetings, our Quality and Compliance Committee held four meetings, and our Finance and Investment Committee held five meetings. The Board members, as a whole, attended at least 96% of the aggregate number of meetings of the Board and committees of the Board in 2021, and each incumbent director attended at least 86% of the aggregate of the number of meetings of the Board during 2021, and the total number of meetings held by any of the committees of the Board on which the director served. In 2021, nine of our ten directors attended the annual meeting.
Our Board has an Audit Committee, Compensation Committee and a Nominating Committee, as well as a Quality and Compliance Committee and a Finance and Investment Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Quality and Compliance Committee	Finance and Investment Committee
John J. Arlotta		X		X
Elizabeth Q. Betten			X	X (Chair)	X (Chair)
David W. Golding		X
Harry M. Jansen Kraemer Jr.	X		X (Chair)	X
Alan Nielsen*				X

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Quality and Compliance Committee	Finance and Investment Committee
R. Carter Pate	X (Chair)
John C. Rademacher
Nitin Sahney	X		X
Timothy Sullivan		X (Chair)	X		X
Mark Vainisi		X	X		X

*
Not standing for re-election at the Annual Meeting.

Audit Committee
The Audit Committee is responsible for, among other matters:
1.   (a) appointing, retaining or replacing an independent registered public accounting firm to act as our independent auditor for the purpose of auditing our annual financial statements, books, records, accounts and internal controls over financial reporting or performing other audit, review or attest services for us, (b) setting the compensation of our independent auditor, (c) approving all audit engagement fees and terms, (d) overseeing the work done by our independent auditor, and (e) terminate our independent auditor, if necessary;
2.   pre-approving all audit and permitted non-audit and tax services that may be provided by our independent auditor or other registered public accounting firms, and establishing policies and procedures for the Audit Committee’s pre-approval of permitted services in compliance with applicable SEC rules and review such pre-approval policies at least quarterly;
3.   reviewing and discussing with our independent auditor (a) the auditor’s responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, (b) the overall audit strategy, planning and staffing, (c) the scope and timing of the annual audit, (d) any significant risks identified during the independent auditor’s risk assessment procedures and (e) when completed, the results, including significant findings, of the annual audit;
4.   reviewing and discussing with our independent auditor and management (a) any audit problems or difficulties, including difficulties encountered by our independent auditor or internal audit department during their audit work (such as restrictions on the scope of their activities or their access of information), (b) any significant disagreements with management and (c) management’s response to these problems, difficulties or disagreements; and resolving any disagreements between our independent auditor or internal audit department and management;
5.   reviewing, discussing with our independent auditor, and approving the functions of our internal audit department;
6.   reviewing with management, internal audit, and our independent auditor the adequacy and effectiveness of our internal control over financial reporting and disclosure controls and procedures;
7.   reviewing and discussing with management the risks faced by us and the policies, guidelines and process by which management assesses and manages our risks, including our major financial risk exposures and cybersecurity risks and the steps management has taken to monitor and control such exposures;
8.   reviewing and discussing with our independent auditor and management our annual audited financial statements (including the related notes), the form of audit opinion to be issued by the independent auditor on the financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in our annual report on Form 10-K before the Form 10-K is filed;

9.   reviewing and discussing with our independent auditor and management our quarterly financial statements (including the related notes) and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Analysis”;
10.   reviewing the independence of our independent auditor;
11.   establishing and overseeing whistleblower policies; and
12.   ensuring compliance with the Code of Business Conduct.
Our Board has affirmatively determined that Messrs. Kraemer, Pate and Sahney meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq listing guidelines. In addition, Mr. Kraemer, Mr. Sahney and Mr. Pate each qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at https:// investors.optioncarehealth.com/corporate-governance/highlights. Our website is not part of this notice.
Nominating and Corporate Governance Committee
The Nominating Committee is responsible for, among other matters:
1.   determining the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommending to the Board for its approval, criteria to be considered in selecting nominees for director;
2.   identifying and screening individuals qualified to become members of the Board, consistent with the director criteria;
3.   developing and recommending to the Board for approval standards for determining whether a director is independent;
4.   reviewing the size of the Board and ensuring that qualified director candidates with a diversity of gender, ethnicity, tenure, skills and experience are included in each pool of candidates from which Board nominees are chosen, and reviewing the Company’s policies, programs and initiatives for employee diversity and inclusion and providing guidance to the Board on diversity matters;
5.   considering any director candidates recommended by stockholders pursuant to the procedures set forth in our bylaws and described herein;
6.   reviewing stockholder proposals and recommending Board responses;
7.   making recommendations to the Board regarding the selection and approval of the nominees for director to be filled by the Board or submitted to a stockholder vote at an annual or special meeting of stockholders;
8.   hiring and terminating any director search firm;
9.   reviewing the Board’s committee sizes, structure and composition and making recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairperson annually; and
10.   renewing, proposing changes to the Board, or developing, as needed, our certificate of incorporation, bylaws, our Code of Business Conduct and other corporate governance policies.
No executives serve on our Nominating Committee. The Board has adopted a written charter for the Nominating Committee, which is available on our corporate website at https://investors.optioncarehealth.com/corporate-governance/highlights. Our website is not part of this notice.
Compensation Committee
The Compensation Committee is responsible for, among other matters:

1.   reviewing and approving annually the corporate goals and objectives applicable to the compensation of the CEO, evaluating at least annually the CEO’s performance in light of those goals and objectives, and making recommendations to the Board regarding the CEO’s compensation level based on this evaluation;
2.   reviewing and making recommendations to the Board regarding the compensation of all other executive officers;
3.   overseeing overall compensation and benefits programs and policies;
4.   reviewing, and making recommendations to the Board regarding, incentive compensation plans and equity-based plans;
5.   monitoring the effectiveness of non-equity based benefit plan offerings;
6.   set the composition of the peer company group used for market comparison for executive compensation;
7.   evaluating on a periodic basis the competitiveness of  (a) the compensation of our CEO and the executive officers (b) the compensation of our non-employee directors and (c) our overall compensation plans;
8.   appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
9.   conducting the independence assessment outlined in the Nasdaq listing guidelines with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
10.   reviewing and discussing with management our Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information, and determine whether or not to recommend the CD&A and related executive compensation information be included in the Company’s annual report on Form 10-K and proxy statement; and
11.   reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk.
The Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at https://investors.optioncarehealth.com/corporate-governance/highlights. Our website is not part of this notice.
Quality and Compliance Committee
Our Quality and Compliance Committee is responsible for, among other matters:
1.   overseeing our Corporate Compliance and Ethics Program;
2.   overseeing compliance with applicable laws, such as statutes of Medicare and Medicaid, HIPAA, statutes of the FDA and DEA and requirements of applicable pharmacy licensing authorities;
3.   overseeing compliance with settlement agreements and government authorities;
4.   overseeing compliance with our own Code of Business Conduct;
5.   overseeing, monitoring and evaluating the quality of patient care and safety;
6.   overseeing adherence to accreditation standards;
7.   reviewing compliance hotline reports; and
8.   approving the appointment of and evaluating the Chief Compliance and Privacy Officer.
Finance and Investment Committee
Our Finance and Investment Committee is responsible for; among other matters:

1.   assisting management and the Board in evaluating the capital expenditure budget, monitoring spending relative to the budget and has the authority to approve capital expenditures in excess of the budget of up to $10 million;
2.   overseeing and evaluating all M&A investments, acquisitions, joint ventures, strategic alliances and divestiture transactions and has the authority to approve all transactions with a transaction value up to $50 million;
3.   overseeing our integration planning process for all transactions within the Finance and Investment Committee’s scope of oversight;
4.   evaluating completed transactions; and
5.   overseeing and approving all third party debt financings and any related interest rate hedging agreements and have the authority subject to our certificate of incorporation to amend terms to existing debt facilities and approve the incurrence of new debt to finance investments authorized by this charter or otherwise approved by the Board.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent and Walgreens-affiliated and management directors that make up our Board, along with the role of our Chairman and our Board committee composition, benefits Option Care and its stockholders.
Independence; Board Mix
Our Board has an effective mix of independent and management directors. Our Board currently includes nine independent directors and our CEO, John C. Rademacher. Our non-executive chairman, Mr. Kraemer, is an independent director.
Following the Annual Meeting, and subject to the election by stockholders of each of our director nominees, our Board will consist of thirteen members, twelve of whom are independent and three of whom are representatives of HC Group, which is indirectly owned by Walgreens.
Self-Evaluation
Our Nominating Committee conducts an annual performance evaluation to determine whether the Board, its committees, and the directors are functioning effectively. The evaluation focuses on the Board’s and the committees’ contributions to us and has an enhanced focus on areas in which the Board or management believes that the Board could improve.
As part of the annual Board self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Option Care and its stockholders.
Risk Oversight
The Board, as a whole and through the Audit Committee, oversees our risk management program, which is designed to identify, evaluate, and respond to our high priority risks and opportunities. The risk management program facilitates constructive dialog at the senior management and Board level to proactively realize opportunities and manage risks. Our Audit Committee reviews our policies and practices with respect to risk assessment and risk management. We have adopted a comprehensive Enterprise Risk Management framework to proactively identify risks and opportunities as well as support risk-informed decision-making. Our Risk Committee, comprised of members of our management team, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our company. Management provides regular updates to the Audit Committee and annual updates to the full Board on the risk management program and reports on the identified high priority risks and opportunities. The Compensation Committee also reviews our incentive compensation programs to determine whether they encourage excessive risk taking.

Code of Business Conduct
We have adopted a Code of Business Conduct that applies to all of our employees, officers, directors and certain contracted workers, including those officers responsible for financial reporting. Our Code of Business Conduct is available on our website at https://investors.optioncarehealth.com/corporate- governance/highlights. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website in compliance with Item 5.05 on Form 8-K, at https://investors.optioncarehealth.com. Our website is not a part of this proxy statement.
Hedging Policy
Our Insider Trading Policy prohibits buying or selling puts, calls, straddles, collars or other similar risk reduction devises on our securities.
Compensation Committee Interlocks and Insider Participation
No interlocking relationships exist between the members of our Board and the board or compensation committee of any other company.
Communications by Stockholders and Other Interested Parties with the Board
Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to:
Option Care Health, Inc.
3000 Lakeside Dr. Suite 300N
Bannockburn, IL 60015
ATTN: Board of Directors
or by email at investor.relations@optioncare.com.
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Option Care will receive the communications and process them before forwarding them to the addressee. Option Care may also refer communications to other departments within Option Care. Option Care generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Option Care.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Option Care as of the filing of this proxy statement:
Name	Age	Position
John C. Rademacher	55	Chief Executive Officer and Director
Mike Shapiro	51	Chief Financial Officer
Rich Denness	55	Chief Commercial Officer
Seema Kumbhat	47	Chief Medical Officer
John Rademacher is the Chief Executive Officer and a member of our Board. His biography can be found above under “Board of Directors and Corporate Governance — Director Nominees.”
Michael Shapiro is the Chief Financial Officer of Option Care, a position he has held since August 2015. Prior to joining Option Care, Mr. Shapiro was the Senior Vice President and Chief Financial Officer of Catamaran Corporation, a previously publicly-traded pharmacy benefits management company that is now part of UnitedHealth Group’s Optum Rx division, from March 2014 to July 2015 and Senior Vice President, Finance of Catamaran Corporation from February 2012 to March 2014. Prior to his roles at Catamaran Corporation, Mr. Shapiro was Vice President and Chief Financial Officer of Rexnord Corporation, a publicly-traded global industrial company, from February 2010 to November 2011. Prior to that, Mr. Shapiro served as Vice President, Finance and Business Development for the Renal Division of Baxter International Inc., a publicly-traded global medical device and biopharmaceutical manufacturer. Mr. Shapiro, who joined Baxter in 1995, also held various other positions with Baxter, including Vice President, Corporate Financial Planning and Analysis; Vice President and Assistant Treasurer, Corporate Treasury; Director of Investor Relations, Corporate; Director of Global Operations Finance, BioScience Division; and Director of Global Operations Finance, BioScience Division. Mr. Shapiro, a certified public accountant (not licensed), began his career at Deloitte & Touche LLP, a public accounting firm. Mr. Shapiro holds an M.B.A. from the Graduate School of Business at the University of Chicago and a bachelor’s degree in Accounting from Miami University.
Rich Denness is the Chief Commercial Officer of Option Care, a position he has held since June 2020, having previously served as Chief Strategy Officer since August 2019. Mr. Denness was the Senior Vice President, Chief Commercial Officer of BioScrip, a position he held from July 2018 until the Merger. Prior to joining BioScrip, Mr. Denness was the Managing Director and Global Healthcare Lead at North Highland Consulting, a consulting company, from September 2017 to July 2018. Prior to that, he was a Managing Director, Western United States, at Proudfoot Consulting, a consulting company, from July 2013 to September 2017. Prior to that, he served in various leadership positions, including General Manager, Australia/New Zealand at Schering-Plough, a pharmaceutical company, President at IVAX Laboratories (now Teva Respiratory), a pharmaceutical company, Vice President and General Manager, Neurology at UCB, Inc., a formerly publicly-traded biopharmaceutical company and Chief Executive Officer and director of Vycor Medical, Inc. a publicly-traded pharmaceutical company. Mr. Denness holds a B.S. in marketing and finance from Missouri State University.
Seema Kumbhat, MD, is the Chief Medical Officer for Option Care, a position she has held since August 2021. Prior to joining Option Care, Dr. Kumbhat served as Senior Vice President and Regional Medical Officer for Fresenius Kabi, a global healthcare company that specializes in lifesaving medicines and technologies for infusion, transfusion and clinical nutrition, from November 2015 to July 2021. Prior to that, Dr. Kumbhat was Medical Director responsible for innovation of medical devices and drug device combination solutions in oncology, nephrology, anesthesia and infectious disease and then served as Global Medical Director responsible for oversight and execution of clinical development of biosimilars at Hospira, which was a global pharmaceutical and medical device company that was acquired by Pfizer, from October 2010 to October 2015. Prior to that, Dr. Kumbhat was VP of Medical Affairs at McKesson, a publicly-traded pharmaceutical distribution supply chain company, from 2006 to October 2010, where she was also interim Chief Medical Information Officer at McKesson customer sites. Dr. Kumbhat earned her Doctor of Medicine from the University of Miami Medical School, completed her surgical internship at Northwestern Medical Center and did residency training in surgery at the University of Wisconsin Hospital and Clinics.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis (CD&A)
As used in this Compensation Discussion and Analysis (or CD&A) and the compensation tables that follow, the terms “Option Care Health,” “Company,” “our,” “us,” and “we” refer to Option Care Health, Inc., a Delaware Corporation.
Introduction
This CD&A describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers (“NEOs”). The following table lists our NEOs for 2021.
Name	Principal Position
John C. Rademacher	Chief Executive Officer, President & Director
Mike Shapiro	Chief Financial Officer
Harriet Booker(1)	Chief Operating Officer
Rich Denness	Chief Commercial Officer
Clifford Berman(2)	General Counsel

(1)
On March 25, 2022, Harriet Booker, Chief Operating Officer, notified the Company that she intends to resign from her COO position with the Company. The Company accepted her resignation on March 25, 2022. Ms. Booker will remain employed with the Company for a period of time to ensure a smooth transition.

(2)
Clifford Berman, General Counsel, retired effective March 31, 2022.

In addition to describing the material elements of compensation awarded to, earned by, or paid to each of our NEOs for 2021, this CD&A describes our philosophy behind and objectives for executive compensation program, as well as the manner in which we award, and our NEOs earn, such compensation. This CD&A is also intended to supplement the data presented in the Summary Compensation Table and other compensation tables that follow the CD&A.
Compensation Philosophy and Objectives
Our philosophy is to align our executive compensation program with the interests of our stockholders by basing our more fundamental compensation decisions on financial objectives that our Board believes have a meaningful impact on long-term stockholder value. A significant goal of our executive compensation program is to help ensure that we hire and retain talented and experienced executives who are motivated to achieve our short-term and long-term corporate goals. Our executive compensation program is intended to serve the following purposes:
•
To reward our NEOs for sustained financial and operating performance and strong leadership;

•
To align our NEOs’ interests with the interests of our stockholders thereby ensuring a focus on long-term value creation;

•
To encourage our successful NEOs to remain with us for the long term; and

•
To attract, retain and motivate a pipeline of strong internal successor candidates for our leadership positions.

Underpinning our compensation philosophy is the belief that we are a growth company with the potential to have a significant impact on the home and alternate site infusion services industry. Achieving that potential should result in value creation for our stockholders. Thus, we believe that management’s incentives, our annual goals, and our longer-term goals set by our Compensation Committee and the Board should reflect that growth orientation.

Compensation Strategy
The Compensation Committee has numerous tools at its disposal to help Option Care Health accomplish its short- and long-term performance goals. The Compensation Committee generally chooses to utilize those tools as follows in its administration and oversight of our executive compensation program, taking into consideration among other things management’s evaluation of our past performance and our future projected performance.
Peer Group Selection
The Compensation Committee selects a peer group for compensation comparison purposes based on the Company’s size, business, revenue, market capitalization and other factors.
Meaningful Portion of Compensation “At Risk”
We believe in a strong link between NEO compensation and the Company’s short-term and long-term financial performance. As such, we believe annual bonuses and long-term incentive compensation for our NEOs should be “at risk” or based upon Company performance and/or the satisfactory achievement of meaningful financial and other performance-related goals and objectives. Our compensation program is designed to align with stockholder value creation, with the objective of delivering strong returns to stockholders.
How Elements of Our Executive Compensation Program are Related to Each Other
The various components of our compensation program are related but distinct and are designed to emphasize “pay-for-performance,” with a meaningful portion of total compensation reflecting a risk aspect tied to our and our stockholders’ long-term and short-term financial and strategic goals. Our compensation philosophy is designed to foster entrepreneurship at all levels of the organization and is focused on employee value and retention by making long-term, equity-based incentive opportunities a significant component of our executive compensation. The appropriate level for each compensation component is based in part, but not exclusively, on market data, internal equity and consistency, experience, and responsibilities, and other relevant considerations such as rewarding strong performance. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, it is our intention that annual total compensation be calibrated to market median when target performance is achieved. Additionally, our focus on “at-risk” compensation ensures that if performance is below target, our executives’ total compensation will be below market median, and if performance is above target, our executives will be rewarded with total compensation above market median.
2021 Compensation Program
Independent Compensation Consultant
The Compensation Committee retained Pearl Meyer to advise it on compensation practices for our NEOs, The Committee reviewed the independence of Pearl Meyer and will continue to do so annually in accordance with its charter, applicable SEC rules and Nasdaq listing requirements. After review and consultation with Pearl Meyer, the Committee determined that Pearl Meyer is independent, and that there is no conflict of interest resulting from retaining Pearl Meyer.
Peer Group
In determining compensation, the Compensation Committee considers the compensation levels, programs and practices of certain companies in the healthcare industry in an attempt to ensure that our programs are market competitive. The Compensation Committee, in consultation with Pearl Meyer, considered several factors in selecting an industry-specific compensation peer group for our 2021 compensation program, including the company’s size, business, revenue, market capitalization, and other factors. As a result, the Compensation Committee approved the following entities: Select Medical Holdings Corporation, LHC Group, Inc., Encompass Health Corporation, The Ensign Group, Inc., Amedisys,

Inc., Brookdale Senior Living Inc., Chemed Corporation, Acadia Healthcare Company, Inc., Surgery Partners, Inc., Magellan Health, Inc. and AMN Healthcare Services, Inc. As part of the Committee’s normal annual Peer Group review process, the Committee approved the removal of Genesis Healthcare Inc. from the Peer Group, due to its continued poor business performance and delisting from NYSE, and its replacement with Magellan Health, Inc.
Consideration of Say-on-Pay Vote
We hold an advisory stockholder vote on executive compensation (a “Say-on-Pay vote”) every year, most recently in 2021, based on the preference expressed by our stockholders at our 2017 Annual Meeting. In the 2021 Say-on-Pay vote, approximately 100% of votes cast approved, on an advisory basis, the compensation for our NEOs. The Compensation Committee did not take any specific actions with respect to 2021 compensation decisions for our NEOs as a result of the 2021 Say-on-Pay vote. The Compensation Committee intends to continue to consider the results of future Say-on-Pay votes when making compensation decisions.
Elements of Executive Compensation for 2021
Our executive compensation program in 2021 was comprised of three primary elements: base salary; annual incentive awards; and long-term equity compensation. Annual incentive awards and long-term equity compensation represent the performance-based elements of our compensation program. The performance goals tied to these compensation elements are flexible in application and can be tailored to meet our specific objectives. The amount of a specific NEO’s annual incentive award for a performance period is intended to reflect that NEO’s relative contribution to the Company in achieving or exceeding our annual goals, and the amount of an NEO’s long-term incentive compensation is intended to reflect the NEO’s expected contribution to the Company performance periods.
Base Salaries
Each NEO’s base salary is a fixed component of compensation each year for performing specific job duties and functions. Base salary is an integral component of our compensation and a crucial aspect of retaining top executive talent. The following table sets forth each NEO’s annual base salary rate effective December 31, 2021. We note that as part of the annual review of executive compensation, NEO base salaries were adjusted in March 2021 to better align with the Peer Group’s median base salary levels, as follows. Mr. Rademacher’s base salary was increased from $501,481 to $700,000 placing him 22% below the Peer Group 50th percentile; Mr. Shapiro’s base salary increased from $393,976 to $565,000; Ms. Booker’s base salary increased from $486,875 to $585,000; Mr. Denness’ base salary increased from $369,000 to $435,000; and Mr. Berman’s base salary increased from $301,357 to $400,000.
Name	Annual Base Salary Rate
John Rademacher	$700,000
Michael Shapiro	$565,000
Harriet Booker	$585,000
Rich Denness	$435,000
Clifford Berman	$400,000
Annual Incentive Awards
We used adjusted EBITDA for the full year of 2021 as the sole performance measure for the Annual Bonus Plan. We established the following goals for adjusted EBITDA for the full year of 2021: threshold —  $245 million; target — $262 million; and maximum — $292 million. Under the 2021 Annual Bonus Plan, achievement levels between threshold and target would have resulted in payouts from 40% to 100% of target awards, and achievement levels between target and maximum would have resulted in payouts from 100% to 200% of target awards.

Our actual adjusted EBITDA for the full year of 2021 was approximately $289.8 million, resulting in achievement at 185% of the target goal under our 2021 Annual Bonus Plan.
Total Payouts of Annual Bonuses for 2021
For 2021, as described above, our NEOs were assigned target bonuses as a percentage of base salary (each as set forth in the table below) and due to the significant 2021 financial performance and adjusted EBITDA results, we paid total annual bonuses to each NEO as follows:
Name	Target Bonus Percentage	Target Bonus Amount	Actual Bonus Amount	Actual Percentage Base Salary Earned
John Rademacher	130%	$910,000	$1,638,000	180%
Michael Shapiro	90%	$508,500	$915,300	180%
Harriet Booker	90%	$526,500	$947,700	180%
Rich Denness	80%	$348,000	$626,400	180%
Clifford Berman	65%	$260,000	$468,000	180%
Adjusted EBITDA
As noted above, we used adjusted EBITDA as a performance measure under our annual incentive plan, which is not a measurement of financial performance under GAAP. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, and restructuring, integration and other expenses. We believe that adjusted EBITDA provides useful information regarding the performance of our business operations and facilitates comparisons to our historical operating results. For a full reconciliation of adjusted EBITDA to the most comparable GAAP financial measure, please see the schedules to our earnings release for the full year 2021 filed on Form 8-K with the SEC on February 23, 2022.
Long-Term Equity Compensation
Although we do not have a formal policy covering the grant of equity compensation awards to our NEOs, we believe that equity compensation provides our NEOs with a strong link to our long-term performance, creates an ownership culture, and helps to align the interests of our NEOs and our stockholders. Accordingly, the Compensation Committee (or the Board) periodically reviews the equity compensation of our NEOs and from time to time may grant awards as it deems appropriate.
Option Care Health, Inc. 2018 Equity Incentive Plan
Our 2018 Equity Incentive Plan (“EIP”) was approved at the annual meeting of BioScrip stockholders on May 3, 2018. Each of our NEOs is eligible to participate in the EIP, which allows for awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units, stock grants, and performance units to key employees and directors. The Compensation Committee determines the size and vesting terms of all awards made under the EIP, and administers all other aspects of the plan. The Committee takes into account a number of factors when making awards under the EIP, including, among others, the eligible employee’s expected contribution to the long-term success of the Company and information gathered by the Compensation Committee regarding compensation paid to similarly situated executives at companies in our compensation peer group.
The Compensation Committee and the Board approved two separate equity awards to our NEOs in 2021, in each case in order to further align such NEOs’ interests with the interests of our stockholders. In February our NEOs received equity awards as part of their annual long-term incentive awards, and the Compensation Committee and the Board approved retention equity awards to Ms. Booker in August 2021 and to Messrs. Rademacher, Shapiro and Denness in October 2021. The 2021 retention equity awards were approved with the following target grant values: Mr. Rademacher — $2,1000,000; Mr. Shapiro — $1,100,000; Ms. Booker — $2,500,000; and Mr. Denness — $900,000. No retention equity award was made to Mr. Berman due to his retirement in March 2022. The details of all equity awards granted in 2021 are shown in the Grants of Plan-Based Awards in Fiscal Year 2021 table.
HC Group Equity Incentives
At the beginning of 2021, Mr. Rademacher, Mr. Shapiro, and Mr. Berman each had a meaningful indirect ownership stake in the Company through holdings in HC Group, which at the beginning of 2021 controlled a majority of our outstanding common stock. As of the end of December 2021, Madison Dearborn Partners, which owned fifty-one percent of HC Group, no longer held any ownership in HC Group and as a result, all equity incentives and ownership stakes held by Messrs. Rademacher, Shapiro, and Berman vested and were distributed. Messrs. Rademacher, Shapiro, and Berman had no outstanding ownership or equity in HC Group as of December 31, 2021.
Other Compensation
In addition to base salary and annual and long-term performance-based compensation, our NEOs are also eligible for the following benefits on a similar basis as our other eligible employees:
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health, dental, and vision insurance;

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paid-time-off, including vacation, personal holidays, and sick days;

•
life insurance and supplemental life insurance; and

•
short-term and long-term disability insurance.

Retirement Benefits
We maintain a 401(k) retirement savings plan (“401(k) Plan”) under which all of our employees (including our NEOs) are eligible to participate. The 401(k) Plan includes a deferral feature under which a participant may elect to defer his or her compensation by up to the statutorily prescribed IRS limits.
Currently, we also match 100% of the participant contributions to the 401(k) Plan up to 4% of the participant’s annual eligible earnings. We believe that providing a vehicle for retirement savings through our 401(k) Plan, and making matching contributions, adds to the overall desirability of our executive compensation program and further incentivizes our NEOs in accordance with our compensation policies.
Other than the 401(k) Plan, we do not maintain any pension plans or non-qualified deferred compensation plans for the benefit of our employees or other service providers.
Compensation Changes for 2022
In connection with Pearl Meyer’s review of our compensation program, the Compensation Committee and, in the case of our Chief Executive Officer, the Board, approved the following changes to base salaries, target bonus opportunities and target equity awards for 2022. The changes to compensation were made to further align target compensation with the market median.
After receiving the Compensation Committee’s recommendation (as approved on February 17, 2022), on February 21, 2022, the Board decided to increase the base salaries of our NEOs as follows: Mr. Rademacher’s base salary to $1,000,000; Mr. Shapiro’s base salary to $581,950; Ms. Booker’s base salary to $602,550; and Mr. Denness’s base salary to $448,050. No change was made to Mr. Berman’s base salary due to his retirement in March 2022. Ms. Booker resigned as COO in March 2022 and will remain employed for a period of time following the filing of this proxy statement to assist in transition. This change to compensation brings our total compensation to be in line with the 50th percentile of compensation within our peer group.
The Compensation Committee and Board approved the target bonus opportunity for each of our NEOs. For 2022, our NEOs will have the following target bonus opportunities: Mr. Rademacher — 120% of base salary; Mr. Shapiro — 90% of base salary; Ms. Booker — 90% of base salary; Mr. Denness — 80% of base salary; and Mr. Berman — 65% of base salary. Bonuses for 2022 will be determined based on achievement of adjusted EBITDA.

In addition, 2022 equity awards were approved for each of our NEOs with the following target grant values: Mr. Rademacher — $4,195,037; Mr. Shapiro — $1,400,000; Ms. Booker — $1,500,000; and Mr. Denness — $900,000. No equity award was made to Mr. Berman due to his retirement in March 2022. These equity awards will be granted as follows: 50% in the form of performance stock units, 25% in the form of restricted stock units and 25% in the form of stock options.
As previously noted, Ms. Booker resigned as COO in March 2022, but will remain employed for a period of time following the filing of this proxy statement to assist in transition. As a result Ms. Booker will not be entitled to any portion of her 2022 bonus opportunity or 2022 equity award described above, though she will she will continue to receive her base salary and to vest in her other outstanding equity awards through her formal separation date.
Employment Agreements with NEOs
The Company is party to an employment agreement with each of our NEOs.
Employment Agreement with John Rademacher
The Company is party to an employment agreement with Mr. Rademacher dated February 23, 2018. In the event of a termination of Mr. Rademacher’s employment by the Company without Cause (or by Mr. Rademacher’s resignation within 30 days following a Sale of the Company in which he is not retained in his current or comparable position at a principal work location within 75 miles of his principal work location at the time of such sale), he is entitled to continue to receive a cash amount equal to his base salary, payable in regular payroll installments, and to continue to participate in health benefit plans for senior executive employees (to the extent permitted under the terms of such plans and programs and such participation would not result in excise or other similar taxes payable by the Company) for a period of 18 months following such termination. Mr. Rademacher will also be entitled to payment of (i) any unpaid annual bonus earned for any completed fiscal year and a pro rata bonus for the fiscal year in which such termination occurs, which bonus will be payable in equal installments over the 18-month severance period on regular payroll dates.
Mr. Rademacher’s employment agreement contains the following restrictive covenants: (i) a perpetual confidentiality provision that protects the Company’s proprietary information, developments and other intellectual property, (ii) non-solicit covenants that prohibit him from actively soliciting the Company’s employees, customers or suppliers during and for 18 months following employment, (iii) a non-compete covenant that prohibits him from competing against the Company during the term of his employment and for 18 months after employment.
Employment Agreement with Michael Shapiro
The Company is party to an employment agreement with Mr. Shapiro dated October 13, 2015. In the event of a termination of Mr. Shapiro’s employment by the Company without Cause (or by Mr. Shapiro’s resignation within 30 days following a Sale of the Company in which he is not retained in his current or comparable position at a principal work location within 75 miles of his principal work location at the time of such sale), he is entitled to continue to receive a cash amount equal to his base salary, payable in regular payroll installments, and to continue to participate in health benefit plans for senior executive employees (to the extent permitted under the terms of such plans and programs and such participation would not result in excise or other similar taxes payable by the Company) for a period of 12 months following such termination. Mr. Shapiro will also be entitled to payment of (i) any unpaid annual bonus earned for any completed fiscal year and (ii) a pro rata bonus for the fiscal year in which such termination occurs, which bonus will be payable in equal installments over the 12-month severance period on regular payroll dates.
Mr. Shapiro’s employment agreement contains the following restrictive covenants: (i) a perpetual confidentiality provision that protects the Company’s proprietary information, developments and other intellectual property, (ii) non-solicit covenants that prohibit him from actively soliciting the Company’s employees, customers or suppliers during employment and for 12 months after employment, (iii) a non- compete covenant that prohibits him from competing against the Company during employment and for 12 months after employment.

Employment Agreement with Clifford Berman
The Company is party to an employment agreement with Mr. Berman dated August 3, 2015. Under the agreement, in the event of a termination of Mr. Berman’s employment by the Company without Cause (or by Mr. Berman’s resignation within 30 days following a Sale of the Company in which he is not retained in his current or comparable position at a principal work location within 75 miles of his principal work location at the time of such sale), he is entitled to continue to receive a cash amount equal to his base salary, payable in regular payroll installments, and to continue to participate in health benefit plans for senior executive employees (to the extent permitted under the terms of such plans and programs and such participation would not result in excise or other similar taxes payable by the Company) for a period of 12 months following such termination. Mr. Berman will also be entitled to payment of (i) any unpaid annual bonus earned for any completed fiscal year and (ii) a pro rata bonus for the fiscal year in which such termination occurs, in each case, payable in equal installments over the 12-month severance period on regular payroll dates.
Mr. Berman’s employment agreement contains the following restrictive covenants: (i) a perpetual confidentiality provision that protects the Company’s proprietary information, developments and other intellectual property, (ii) non-solicit covenants that prohibit him from actively soliciting the Company’s employees, customers or suppliers during and for 12 months following employment, (iii) a non-compete covenant that prohibits him from competing against the Company during the term of his employment and for 12 months after employment.
Employment Agreement with Harriet Booker
The Company entered into an employment agreement with Harriet Booker on June 3, 2019. If Ms. Booker’s employment terminates without Cause, but not due to her death or disability, she will be entitled to receive severance benefits consisting of the sum of (i) her annual base salary plus a pro rata bonus for the fiscal year in which the termination occurs, payable until 12 months following date of termination, and (ii) a portion of her medical premium for 12 months.
Employment Agreement with Rich Denness
The Company entered into an employment agreement with Rich Denness on June 8, 2019. Additionally, if Mr. Denness’s employment terminates by the company without Cause, but not due to death or disability, he will be entitled to receive a sum of (i) his annual base salary, plus (ii) a pro rata bonus for the fiscal year in which such termination occurs, payable in accordance with the normal payroll process until 12 months from the date of such termination, and (iii) a portion of his medical premium for 12 months.
The employment agreements for Messrs. Rademacher, Shapiro and Berman define “Cause” as any of the following: (i) commission of a felony or other crime involving moral turpitude, (ii) commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company or its affiliates, (iii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company and its affiliates substantial public disgrace or substantial economic harm, (iv) substantial and repeated failure to perform duties as reasonably directed by his reporting officer or the Board, (v) any intentional act or omission aiding or abetting a competitor, supplier or customer of the Company or its affiliates to the material disadvantage of the Company or its affiliates, (vi) breach of fiduciary duty or willful misconduct with respect to the Company or its affiliates, or (vii) any other material breach of the employment agreement; provided that each NEO is entitled to notice and a 30 day opportunity to cure any act or omission (if curable) under clause (vii).
The employment agreements for Messrs. Rademacher, Shapiro and Berman define “Sale of the Company” as any transaction or series of transactions pursuant to which any Person or group of related Persons in the aggregate acquire(s) Equity Securities of the Company possessing the voting power (other than voting rights accruing only in the event of a default or breach) to elect Board members which, in the aggregate, control a majority of the votes on the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity securities, security holder or voting agreement, proxy, power of attorney or otherwise).

The employment agreements for Ms. Booker and Mr. Denness define “Cause” as any of the following: (i) gross negligence, insubordination, or intentional misconduct in connection with the performance of duties, (ii) conviction of, or please of guilty or nolo contendere to, any felony or crime involving moral turpitude, (iii) violation of the Company’s substance abuse policy, (iv) breach of any material provision of the employment agreement or any other agreement with the Company, which breach is not cured within 30 days following written notice from the Company, or (v) intentional or willful violation of any rule or regulation of any government agency, or self-regulatory body, applicable to the Company’s business.
Anti-Hedging
Our Insider Trading Policy, which covers all of our NEOs, prohibits buying or selling puts, calls, straddles, collars or other similar risk reduction devises on our securities.
Accounting Considerations
We consider the accounting impact reflected in our financial statements when establishing the amounts and forms of executive compensation. The forms of compensation that we select are intended to be cost- efficient. We account for stock-based incentive compensation expense in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”).
Tax Considerations; Deductibility of Compensation
When setting executive compensation, we consider many factors, such as attracting and retaining executives and providing appropriate performance incentives. We also consider the after-tax cost to the Company in establishing executive compensation programs, both individually and in the aggregate, but tax deductibility is not our sole consideration. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer, and the next three most highly compensated executive officers (as well as certain other officers who were covered employees in years after 2016). The 2017 Tax Act eliminated most of the exceptions from the $1 million deduction limit, except for certain arrangements in place as of November 2, 2017. As a result, most of the compensation payable to our NEOs in excess of $1 million per person in a year will not be fully deductible.
Compensation Risk Assessment
As a publicly-traded company, we are subject to SEC rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs, or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this annual report.
Compensation Committee
John Arlotta
David Golding
Tim Sullivan
Mark Vainisi

EXECUTIVE COMPENSATION TABLES
The following table summarizes the compensation of the NEOs for the years ended December 31, 2021, 2020, and 2019 in accordance with SEC reporting rules.
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John C. Rademacher(5)(6)	2021	669,459	6,100,000	626,852	11,200	7,407,510
Chief Executive Officer, President & Director	2020	499,600	—	183,469	11,102	694,171
	2019	486,510	—	358,469	11,200	856,179
Michael Shapiro(6)	2021	538,689	2,300,000	431,798	11,200	3,281,687
Chief Financial Officer	2020	392,498	—	129,216	11,200	532,914
	2019	382,565	—	246,716	11,013	640,294
Harriet Booker(7)	2021	569,904	3,900,000	533,615	11,200	5,014,719
Chief Operating Officer	2020	485,048	800,000	897,417	11,187	2,193,652
	2019	438,077	382,628	289,220	—	1,109,925
Rich Denness(8)	2021	424,846	1,650,000	332,100	11,200	2,418,146
Chief Strategy Officer	2020	367,615	600,000	749,250	8,830	1,725,695
	2019	360,000	336,448	221,658	—	918,106
Clifford Berman(6)(7)	2021	384,824	400,000	189,855	9,912	984,592
General Counsel	2020	300,227	—	64,314	8,555	373,095
	2019	294,007	—	134,314	10,052	438,373

(1)
Amounts reflect base salary earned in the year, including any amounts voluntarily deferred under our qualified 401(k) plan and any nonqualified deferred compensation plan.

(2)
Amounts reflect the aggregate grant date fair value of stock awards granted in the year computed in accordance with ASC 718. A discussion of the assumptions used in computing the grant date fair values may be found in the “Stock Based Incentive Compensation” section on page 53 included in the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. For awards with a service-based vesting condition, the Company recognizes expense on a straight-line basis over the service period of the award. For awards with performance- based vesting conditions, the Company recognizes expense when it is probable that the performance conditions will be met. Consistent with SEC reporting rules, stock awards are reported in the year of grant.

(3)
Amounts reflect annual cash incentive awards received by the NEOs, as described in “Compensation Discussion and Analysis — 2021 Compensation Program — Elements of Executive Compensation for 2021 — Annual Bonus Plans” in the CD&A above.

(4)
Amounts for 2021 reflect matching contributions under the Company’s retirement plan.

(5)
Mr. Rademacher serves on the Board, but is not paid additional compensation for such service.

(6)
Messrs. Rademacher, Shapiro, and Berman were appointed to their respective positions on August 6, 2019 and were not previously employed by the Company.

(7)
Ms. Booker served as an executive officer before and after the Merger; therefore, the table reflects compensation for 2019 both before and after the Merger.

(8)
Mr. Denness served as an executive officer before and after the Merger; therefore, the table reflects compensation for 2019 both before and after the Merger.

Grants of Plan-Based Awards in Fiscal Year 2021
The following table provides information regarding annual bonuses and equity plan awards granted to our NEOs in 2021.
			Estimated Future Payouts Under Non Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John C. Rademacher	Annual Incentive		364,000	910,000	1,820,000
	Restricted Stock Units(4)	2/23/2021							52,716	1,000,000
	Restricted stock Units(5)	10/26/2021							31,216	840,000
	Stock Options(6)	2/23/2021							103,184	1,000,000
	Stock Options(7)	10/26/2021							90,918	1,260,000
	Performance Stock Units(8)	2/23/2021				52,716	105,432	210,864		2,000,000
Michael Shapiro	Annual Incentive		203,400	508,500	$1,017,000
	Restricted Stock Units(4)	2/23/2021							15,816	300,000
	Restricted Stock Units(5)	10/21/2021							17,088	440,000
	Stock Options(6)	2/23/2021							30,956	300,000
	Stock Options(7)	10/21/2021							49,357	660,000
	Performance Stock Units(8)	2/23/2021				15,816	31,632	63,264		600,000
Harriet Booker	Annual Incentive		210,600	526,500	1,053,000
	Restricted Stock Units(4)	2/23/2021							18,452	350,000
	Restricted Stock Units(5)	8/19/2021							45,393	1,000,000
	Stock Options(6)	2/23/2021							36,116	350,000
	Stock Options(7)	8/19/2021							125,974	1,500,000
	Performance Stock Units(8)	2/23/2021				18,452	36,904	73,808		700,000
Rich Denness	Annual Incentive		139,200	348,000	696,000
	Restricted Stock Units(4)	2/23/2021							9,888	187,500
	Restricted Stock Units(5)	10/21/2021							13,981	360,000
	Stock Options(6)	2/23/2021							19,348	187,500
	Stock Options(7)	10/21/2021							40,383	540,000
	Performance Stock Units(8)	2/23/2021				9,886	19,772	39,544		375,000
Clifford Berman	Annual Incentive		104,000	260,000	520,000
	Restricted Stock Units(4)	2/23/2021							5,272	100,000
	Stock Options(6)	2/23/2021							10,320	100,000
	Performance Stock Units(8)	2/23/2021				5,272	10,544	21,088		200,000

(1)
The equity awards were granted under the EIP. The cash awards were granted under our Annual Bonus Plan.

(2)
These columns show cash bonus awards granted under our Annual Bonus Plan to the NEOs in 2021. See “Compensation Discussion and Analysis — 2021 Compensation Program — Elements of Executive Compensation for 2021 — Annual Bonus Plans” for additional information with respect to these amounts. The amounts reported in the table represent the threshold, target, and maximum cash bonus award guidelines established by the Compensation Committee.

(3)
The grant date fair value of each equity award was computed in accordance with ASC 718. A discussion of the assumptions used in computing the grant date fair values may be found in the “Stock Based

Incentive Compensation” section on page 53 included in the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
(4)
Reflects time-based restricted stock units granted under the EIP in 2021. Vesting generally occurs as follows: 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date.

(5)
Reflects time-based restricted stock units granted under the EIP in 2021. Vesting for these retention awards will occur 100% on the third anniversary of the grant date.

(6)
Reflects time-based stock options granted under the EIP in March 2021. Vesting generally occurs as follows: 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date.

(7)
Reflects time-based stock options granted under the EIP in March 2021. Vesting for these retention awards will occur 100% on the third anniversary of the grant date.

(8)
Reflects performance-based stock units granted under the EIP in February 2021. Vesting for the performance-based stock units occurs based on the 2-year average for the performance metrics, after the third anniversary of the grant date. The performance metrics for 2021 are a) the 2-Yr Avg. Cash Flow from Operations Growth Rate, and b) the 2-Yr Avg. Combined Revenue Growth % and EBITDA Growth Rate, each weighted at 50% of the performance-based stock unit grant value.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes equity awards in respect of the Company’s common stock held by our NEOs as of December 31, 2021.
	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John C. Rademacher	—	103,184(4)	—	18.97	2/23/2031	52,716(9)	1,499,243	210,864(14)	5,996,972
		90,918(5)		26.91	10/26/2031	31,216(10)	887,783	—	—
Michael Shapiro	—	30,956(4)	—	18.97	2/23/2031	15,816(9)	449,807	63,264(14)	1,799,228
		49,357(6)		25.75	10/21/2031	17,088(11)	485,983	—	—
Harriet Booker	29,249(3)	—	—	10.12	11/28/2024	—	—	—	—
	—	57,748(7)	—	13.34	3/9/2030	29,988(12)	852,859	—	—
	—	36,116(4)	—	18.97	2/23/2031	18,452(9)	524,775	73,808(14)	2,099,100
	—	125,974(8)	—	22.03	8/19/2031	45,393(13)	1,290,977	—	—
Rich Denness	10,965(3)	—	—	10.56	8/1/2028	—	—	—	—
	—	43,312(7)	—	13.34	3/9/2030	22,492(12)	639,672	—	—
	—	19,348(4)	—	18.97	2/23/2031	9,888(9)	281,215	39,544(14)	1,124,631
	—	40,383(6)	—	22.03	10/21/2031	13,981(11)	397,620	—	—
Clifford Berman	—	10,320(4)	—	18.97	2/23/2031	5,272(9)	149,936	21,088(14)	599,743

(1)
Option awards typically vest over a four-year period and, in certain instances, may fully vest upon a change in control of the Company if the NEO is involuntarily terminated within the first 12 months upon a change in control of the Company. The stock options also typically have an exercise price that may not be less than 100% of its fair market value on the date of grant and are exercisable 10 years after the date of grant, subject to earlier termination in certain circumstances.
(2)
The value of the unvested restricted stock units is based on the Company’s closing stock price as of December 31, 2021 of $28.44. Outstanding restricted stock units vest over a four-year period, subject to continued service with the Company.

(3)
Represents vested and exercisable options granted under the EIP.

(4)
Represents stock options granted under the EIP scheduled to vest 50% on 2/23/2023, 75% on 2/23/2024 and 100% on 2/23/2025, subject to continued employment.

(5)
Represents stock options granted under the EIP scheduled to vest 100% on 10/26/2024, subject to continued employment.

(6)
Represents stock options granted under the EIP scheduled to vest 100% on 10/21/2024, subject to continued employment.

(7)
Represents stock options granted under the EIP scheduled to vest 50% on 3/09/2022, 75% on 3/09/2023 and 100% on 3/09/2024, subject to continued employment.

(8)
Represents stock options granted under the EIP scheduled to vest 100% on 8/19/2024, subject to continued employment.

(9)
Represents restricted stock units granted under the EIP scheduled to vest 50% on 2/23/2023, 75% on 2/23/2024 and 100% on 2/23/2025, subject to continued employment.

(10)
Represents restricted stock units granted under the EIP scheduled to vest 100% on 10/26/2024, subject to continued employment.

(11)
Represents restricted stock units granted under the EIP scheduled to vest 100% on 10/21/2024, subject to continued employment.

(12)
Represents restricted stock units granted under the EIP scheduled to vest 50% on 3/09/2022, 75% on 3/09/2023 and 100% on 3/09/2024, subject to continued employment.

(13)
Represents restricted stock units granted under the EIP scheduled to vest 100% on 8/19/2024, subject to continued employment.

(14)
Represents performance stock units granted under the EIP scheduled to vest 100% on 2/26/2024, subject to continued employment. These values are based on achievement at maximum performance level.

Options Exercises and Stock Vested During 2021
The following table represents information regarding the exercises of stock options and vesting of stock awards during 2021 for each NEO.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
John C. Rademacher	—	—	—	—
Michael Shapiro	—	—	—	—
Harriet Booker	12,000	194,974	—	—
Rich Denness	—	—	4,735(5)	98,109
Clifford Berman	—	—	—	—

(1)
Reflects the aggregate gross number of options exercised and includes any shares used to exercise such options and satisfy applicable taxes.

(2)
The value equals the Company’s stock price on the exercise date, minus the per share exercise price of the nonqualified stock option, multiplied by the number of shares acquired on exercise.

(3)
Reflects the aggregate gross number of restricted stock, restricted stock units and/or performance stock units that vested and were settled during 2021, and includes any amounts withheld for applicable taxes.

(4)
The value equals the Company’s stock price on the vesting date multiplied by the number of shares acquired on vesting.

(5)
Rich Denness’s amount includes the following:

Award Type	Vesting Date	Number of Shares (#)	Value Realized ($)
Restricted stock units	8/1/2021	4,735	98,109
Pension Benefits
Currently, the Company does not, and does not intend to, sponsor or adopt any pension plans (other than the 401(k) Plan).
Nonqualified Deferred Compensation
Currently, the Company does not, and does not intend to, sponsor or adopt a nonqualified deferred compensation plan.
Potential Payments Upon Termination or Change of Control
The following table sets forth information regarding payments and benefits that would have been made to our currently employed NEOs had they experienced a termination of employment under specified circumstances or in the event of a change in control as of December 31, 2021. The table only includes information for employment terminations and change in control events that would have triggered vesting or severance-related payments or benefits, and assumes that each NEO would have taken all actions necessary to receive the maximum available benefit, such as execution of a release of claims. The precise amount that each of our NEOs would receive cannot be determined with certainty until a termination or a change in control has occurred.
Name	Severance ($)(1)	Equity ($)(2)	Total ($)
John C. Rademacher
Termination without cause	1,960,000	—	1,960,000
Termination due to death or disability	2,410,000	—	2,410,000
Change in control (no termination)	—	4,025,374	4,025,374
Change in control (termination without cause within 12 months)	1,960,000	6,501,769	8,461,769
Resignation with “good reason” following a Sale of the Company	1,960,000	4,025,374	5,985,374
Michael Shapiro
Termination without cause	1,073,500	—	1,073,500
Termination due to death or disability	1,963,500	—	1,963,500
Change in control (no termination)	—	1,518,367	1,518,367
Change in control (termination without cause within 12 months)	1,073,500	2,261,327	3,334,827
Resignation with “good reason” following a Sale of the Company	1,073,500	1,518,367	2,591,867
Harriet Booker(3)
Termination without cause	1,128,729	—	1,128,729
Termination due to death or disability	2,026,500	—	2,026,500
Change in control (no termination)	—	3,148,020	3,148,020
Change in control (termination without cause within 12 months)	1,128,729	5,739,667	6,868,396
Resignation with “good reason” following a Sale of the Company	—	—	—

Name	Severance ($)(1)	Equity ($)(2)	Total ($)
Rich Denness
Termination without cause	783,000	—	783,000
Termination due to death or disability	1,469,000	—	1,469,000
Change in control (no termination)	—	1,068,566	1,068,566
Change in control (termination without cause within 12 months)	783,000	2,826,690	3,609,690
Resignation with “good reason” following a Sale of the Company	—	—	—
Clifford Berman(4)
Termination without cause	660,000	—	660,000
Termination due to death or disability	1,260,000	—	1,260,000
Change in control (no termination)	—	299,871	299,871
Change in control (termination without cause within 12 months)	660,000	547,537	1,207,537
Resignation with “good reason” following a Sale of the Company	660,000	299,871	959,871

(1)
The Company is party to employment agreements with its currently employed NEOs that provide for payments and benefits in the event of certain employment terminations. Please see “Compensation Discussion and Analysis — 2021 Compensation Program — Employment Agreements with NEOs” above for information regarding payments and benefits upon employment termination.

(2)
Represents the value of accelerated vesting of option awards and stock awards. Please see the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table of this proxy statement for information regarding vesting upon a change in control of the Company and see “Compensation Discussion and Analysis — 2021 Compensation Program — Employment Agreements with NEOs” above for information regarding vesting upon employment termination.

(3)
On March 25, 2022, Harriet Booker, Chief Operating Officer, notified the Company that she intends to resign from her COO position with the Company. The Company accepted her resignation on March 25, 2022. Ms. Booker will remain employed with the Company for a period of time to ensure a smooth transition, and will not be entitled to any termination payments or benefits in connection with her termination.

(4)
Clifford Berman, General Counsel, retired effective March 31, 2022.

Equity Compensation Plan Information
We currently maintain one equity compensation plan under which our equity securities are authorized for issuance: the EIP. The following table provides information as of December 31, 2021 regarding outstanding awards under the EIP and securities remaining available for issuance under the EIP, all of which pertain to our common stock.
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
	(a)(1)	(b)	(c)(2)
Equity Compensation Plans Approved by our Security Holders	2,563,310	$20.24	5,258,651
Equity Compensation Plans Not Approved by Our Security Holders	—	—	—
Total	2,563,310	$20.24	5,258,651

DIRECTOR COMPENSATION
This following section provides information regarding compensation policies for our non-employee directors, as well as fees paid and equity awards granted to these directors in 2021.
The Board, with input from the Compensation Committee, has approved the following compensation program for non-employee directors.
Positions on the Board and Committees	Annual Fee
Non-employee director retainer fee	$80,000
Restricted stock unit (“RSU”) award (Chair)	$150,000
RSU award (non-Chair)	$150,000
Additional fee for serving as Chair of the Audit Committee	$22,000
Additional fee for serving as a member of the Audit Committee	$11,000
Additional fee for serving as a Chair of the Compensation Committee	$15,000
Additional fee for serving as a member of the Compensation Committee	$7,500
Additional fee for serving as Chair of the Nominating and Corporate Governance Committee	$15,000
Additional fee for serving as member of the Nominating and Corporate Governance Committee	$7,500
Additional fee for serving as Chair of the Quality and Compliance Committee	$15,000
Additional fee for serving as a member of the Quality and Compliance Committee	$7,500
Additional fee for serving as Chair of the Finance and Investment Committee	$10,000
Additional fee for serving as a member of the Finance and Investment Committee	$5,000
All non-employee directors are reimbursed for expenses incurred in connection with attending Board and annual meetings. On February 17, 2022, the Compensation Committee, after reviewing benchmark data provided by Pearl Meyer of Director Compensation of both the Company’s Peer Group as well as the 2020 — 2021 National Association of Corporate Directors (“NACD”) / Pearl Meyer Director Compensation Survey, agreed to make no changes for non-employee director compensation for 2022.
The total 2021 compensation for our non-employee directors is shown in the following table. As reflected in Footnote 2 to the table, each of the individuals who served on the Board elected to receive a significant portion of his or her 2021 fees in stock-settled Company RSUs.
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Harry M. Jansen Kraemer, Jr.(4)	144,500	150,000	294,500
John J. Arlotta	95,000	150,000	245,000
Elizabeth Q. Betten	112,500	150,000	262,500
David W. Golding	87,500	150,000	237,500
Alan Nielsen(5)	—	—	—
R. Carter Pate	91,000	150,000	241,000
Nitin Sahney	91,000	150,000	241,000
Timothy P. Sullivan	107,500	150,000	257,500
Mark Vainisi(5)	—	—	—

(1)
Mr. Rademacher, our CEO, also serves on the Board but is not included in this table since he was also an employee. Mr. Rademacher did not receive any additional compensation in 2021 for his service as a director. The total compensation for Mr. Rademacher’s service as an executive officer of the Company is shown in the 2021 Summary Compensation Table.

(2)
The fees reflected include the annual retainer fee and per-meeting fees earned by each non-employee director, committee member, and Chair based upon the above schedule of fees. Each of the individuals who served on the Board after the Merger (except for Messrs. Nielsen and Vainisi, who do not receive director fees) elected in May 2021 to receive his or her cash fees for service on the Board in stock-settled RSUs, in the following amounts: Mr. Arlotta — $95,000/ 5,371 RSUs; Ms. Betten — $112,500/ 6,361 RSUs; Mr. Golding — $87,500 / 4,948 RSUs; Mr. Kraemer — $144,500/ 8,170 RSUs; Mr. Pate —  $91,000 / 5,146 RSUs; Mr. Sahney — $91,000 / 5,146 RSUs; and Mr. Sullivan — $107,500/ 6,079 RSUs.

(3)
The value of Stock Awards was determined in accordance with ASC 718 and represents grant date fair value. A discussion of the assumptions used in computing the grant date fair values may be found in the “Stock Based Incentive Compensation” section on page 53 included in the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Each of the individuals who served on the Board after the Merger (except for Messrs. Nielsen and Vainisi, who do not receive director fees) received stock-settled RSUs in May 2021 for service on the Board from May 2020 through May 2021, in the amount of $150,000 for each director, which is in addition to the RSUs each of the directors elected to receive in lieu of cash fees as reflected in Footnote 2. At the end of 2021, the following directors held the following stock awards: Mr. Arlotta — 29,246 RSUs; Ms. Betten — 31,163 RSUs; Mr. Golding — 28,452 RSUs; Mr. Kraemer — 38,560 RSUs; Mr. Pate — 28,910 RSUs; Mr. Sahney — 28,910 RSUs; and Mr. Sullivan — 30,881 RSUs. The RSUs held by each director are scheduled to vest on the first three anniversaries of their grant date, and vesting accelerates upon termination without cause and upon a change in control, subject to the director’s continued service on the Board through each vesting date or event.

(4)
Mr. Kraemer serves as Chairman of the Board.

(5)
Messrs. Nielsen and Vainisi declined the right to receive compensation for the year ended December 31, 2021.

Pay Ratio Disclosure
As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of John Rademacher, our CEO at the end of 2021. To determine the ratio of the CEO’s annual total compensation to the median annual total compensation of all employees excluding the CEO, we identified our median employee as of December 31, 2021, taking into account all of our 5,938 full-time, part-time, and per diem hourly employees. We utilized actual earned wages for the period of January 1, 2021 — December 31, 2021 as the consistently applied compensation measure as of December 31, 2021 to identify the median employee. We calculated the median employee’s actual annual total compensation for 2021 using the same methodology that was used for our named executive officers, as set forth in the Summary Compensation Table
As a result of this analysis, the 2021 total compensation for our median employee was $55,994. Mr. Rademacher’s 2021 total compensation was $7,407,510, and the ratio of Mr. Rademacher’s compensation to the median employee was 132:1.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies for Approval of Related Party Transactions
Per its written charter, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our Audit Committee considers, among other factors it deems appropriate:
•
the related person’s relationship to us and interest in the transaction;

•
the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•
the dollar value of the proposed transaction; and

•
the dollar value of the related party’s interest in the proposed transaction.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.
In addition, under our Code of Business Conduct, our employees, officers and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Director Nomination Agreement
In connection with the Merger, we and HC Group entered into a Director Nomination Agreement. For additional information, please refer to “Board of Directors and Corporate Governance — Director Nomination Agreement.”
Registration Rights Agreement
In connection with the Merger, we and HC Group entered into a Registration Rights Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement, among other things, grants customary registration rights to HC Group, including demand registration rights, shelf registration rights and piggyback registration rights. Other stockholders who received common stock pursuant to the Merger also may become a party to the Registration Rights Agreement (such stockholders, together with HC Group, the “Registration Rights Parties”).
Demand Rights.   Subject to certain limitations, the Registration Rights Parties have the right, by delivering written notice to us, to require us to register under the Securities Act the number of shares of common stock requested to be so registered. We are required to give written notice to all other Registration Rights Parties. Subject to certain limitations as described below, we agree to include in the registration all securities with respect to which it receives a written request for inclusion in the registration. Following the demand request, we will be required to use our best efforts to have the applicable registration statement filed with the SEC within a specified period following the demand and to use best efforts to cause the registration statement to be declared effective.
Shelf Registration Rights on Form S-3.   At any time when we are eligible to file a shelf registration statement on Form S-3, the Registration Rights Parties may request that we register their shares for resale. We are required to give written notice to all other Registration Rights Parties. Subject to certain limitations as described below, we agree to include in the Form S-3 registration all securities with respect to which it has received a written request for inclusion in the registration within seven days after it gives notice.
Following such request, we will be required to use our best efforts to cause such shelf registration statement to be declared effective.
Piggyback Rights.   The Registration Rights Parties are entitled to request to participate in, or “piggyback” on, registrations of certain securities we register for sale at any time after the closing.

Conditions and Limitations.   The registration rights are subject to conditions and limitations, including the right of underwriters in an underwritten offering to limit the number of shares to be included in a registration and our right to delay, suspend or withdraw a registration statement under specified circumstances. Additionally, in certain circumstances we may withdraw a registration upon request by the Registration Rights Parties.
Indemnification of Officers and Directors
Our by-laws allow us to indemnify our officer and directors for certain liabilities to the fullest extent permitted under Delaware law. We may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 22, 2022 with respect to the beneficial ownership of our common stock by:
•
each stockholder believed to be the beneficial owner of more than 5% of our common stock;

•
each of our directors, director nominees and named executive officers; and

•
all our directors, director nominees and executive officers as a group.

For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this report. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Holders of 5% or more of our common stock:
HC Group Holdings I, LLC(3)	37,247,092	21%
FMR LLC(4)	16,790,671	9%
BlackRock, Inc.(5)	16,586,493	9%
The Vanguard Group, Inc.(6)	13,980,736	8%
T. Rowe Price Associates, Inc.(7)	10,054,423	6%
Directors, Director Nominees and Named Executive Officers:
John C. Rademacher(8)	10,000	*%
Michael Shapiro(9)	2,500	*%
Richard Denness(10)	43,867	*%
Harriet Booker(11)	99,797	*%
Clifford Berman	—	—%
Anita M. Allemand	—	—%
John Arlotta(12)	20,054	*%
Elizabeth Q. Betten(13)	23,227	*%
Elizabeth D. Bierbower	—	—%
Natasha Deckmann	—	—%
Aaron Friedman	—	—%
David W. Golding(14)	60,264	*%
Harry M. Jansen Kraemer, Jr.(15)	117,490	*%
Alan Nielsen	2,000	*%
R. Carter Pate(16)	71,883	*%
Nitin Sahney(17)	19,868	*%
Timothy Sullivan	21,220	*%
Mark Vainisi	—	—%
All directors, director nominees and current executive officers as a group (17 persons)	392,373	*%

*
Percentage is less than 1% of class.

(1)
Except as otherwise indicated, all addresses are c/o Option Care Health, Inc., 3000 Lakeside Dr. Suite 300N, Bannockburn, IL 60015.

(2)
The inclusion in this table of any shares of common stock as “beneficially owned” does not constitute an admission by the holder of beneficial ownership of those shares. Beneficial ownership is determined in accordance with the rules promulgated by the SEC under the Exchange Act, and generally includes voting or investment power over securities. Shares of common stock subject to options, warrants or other securities convertible into common stock that are currently exercisable or convertible, or exercisable or convertible within sixty (60) days of March 22, 2022, are deemed outstanding for computing the percentage of the person holding the option, warrant or convertible security but are not deemed outstanding for computing the percentage of any other person. The percentages shown are based on 180,429,757 shares of common stock outstanding as may be adjusted for each person pursuant to the foregoing sentence.

(3)
Amount consists of shares held directly by HC Group. Walgreen Boots Alliance, Inc. (“WBA Parent”) is the controlling equity holder of HC Group. WBA Parent is the sole equityholder with voting power of WBA Investments, Inc., a Delaware corporation (“WBA Investments”), which in turn is the majority equityholder of WBA US 1 Co., a Delaware corporation (“WBA US 1”), which in turn is the sole equityholder of OCH US Holding LLC, a Delaware limited liability company (“OCH LLC”), which in turn is the sole equityholder of HC Group. Each of WBA Parent, WBA Investments, WBA US 1 and OCH LLC disclaims beneficial ownership of the shares of common stock owned by HC Group except to the extent of their respective pecuniary interests therein. The address for HC Group, WBA Parent, WBA Investments, WBA US 1 and OCH LLC is c/o Walgreens Boots Alliance, Inc., 108 Wilmot Road, Deerfield, Illinois 60015.

(4)
Amount consists of shares held directly by FMR LLC and beneficially owned by Abigail P. Johnson. Abigail P. Johnson, is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(5)
The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)
The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(8)
Mr. Rademacher’s shares consist of 10,000 shares of common stock.

(9)
Mr. Shapiro’s shares consist of 2,500 shares of common stock.

(10)
Mr. Denness’ shares consist of (i) 11,246 shares of common stock; and (ii) 32,621 shares of common stock underlying stock options that are currently exercisable or that will become exercisable within 60 days of March 22, 2022.

(11)
Ms. Booker’s shares consist of (i) 53,674 shares of common stock; and (ii) 46,123 shares of common stock underlying stock options that are currently exercisable or that will become exercisable within 60 days of March 22, 2022.

(12)
Mr. Arlotta’s shares consist of (i) 15,438 shares of common stock; (ii) 4,616 shares of common stock underlying restricted stock units that will vest within 60 days of March 22, 2022.

(13)
Ms. Betten’s shares consist of (i) 18,281 shares of common stock; (ii) 4,946 shares of common stock underlying restricted stock units that will vest within 60 days of March 22, 2022.

(14)
Mr. Golding’s shares consist of (i) 55,789 shares of common stock; (ii) 4,475 shares of common stock underlying restricted stock units that will vest within 60 days of March 22, 2022.

(15)
Mr. Kraemer’s shares consist of (i) 111,941 shares of common stock; (ii) 5,549 shares of common stock underlying restricted stock units that will vest within 60 days of March 22, 2022.

(16)
Mr. Pate’s shares consist of (i) 67,342 shares of common stock; (ii) 4,541 shares of common stock underlying restricted stock units that will vest within 60 days of March 22, 2022.

(17)
Mr. Sahney’s shares consist of (i) 15,327 shares of common stock; (ii) 4,541 shares of common stock underlying restricted stock units that will vest within 60 days of March 22, 2022.

(18)
Mr. Sullivan’s shares consist of (i) 16,368 shares of common stock; (ii) 4,852 shares of common stock underlying restricted stock units that will vest within 60 days of March 22, 2022.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to us and our subsidiaries by KPMG for the year ended December 31, 2021 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by KPMG LLP for the years ended December 31, 2021 and 2020:
	2021	2020
Audit Fees	3,397,350	3,487,977
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Option Care management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as permitted non-audit and tax services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.
The Audit Committee approved all services provided by KPMG LLP. Representatives of KPMG are expected to be present at the Annual Meeting, and thus they will have the opportunity to make a statement if they desire to do so and respond to appropriate questions.
Ratification of the appointment of KPMG requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If Option Care’s stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace KPMG as our independent registered public accounting firm if it is determined that it is in Option Care’s best interests to do so.
The Audit Committee and the Board recommend that you vote “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of three independent directors (as defined by the Nasdaq Listing Standards) and met four times during fiscal year 2021 and operates under a written charter, which is posted on our website at https://investors.optioncarehealth.com/corporate-governance/highlights. As provided in the Audit Committee charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:
•
reviewed and discussed the audited financial statements for the year ended December 31, 2021 with our management;

•
discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•
received the written disclosures and the letter from the KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG the independence of KPMG.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted by:
R. Carter Pate
Harry M. Jansen Kraemer, Jr.
Nitin Sahney

PROPOSAL 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are providing our stockholders an advisory vote on the compensation of our named executive officers, also known as a “say-on-pay” proposal. At our 2017 Annual Meeting, holding future non-binding advisory votes every year received the most votes from our stockholders, and the Board subsequently adopted this as its official position. Accordingly, this Proposal 3 is being submitted to you to obtain the non-binding advisory vote of the stockholders in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 14A of the Exchange Act and the SEC’s rules. After the Annual Meeting, unless the Board modifies its position, we expect that the next stockholder advisory vote on our executive compensation program will occur at our 2023 Annual Meeting of Stockholders. Our executive compensation program, including our compensation philosophy and goals, is disclosed in CD&A.
This proposal will give stockholders the opportunity to support our executive compensation programs and policies and the resulting compensation for the named executive officers, as described in this Proxy Statement in the Executive Compensation section, including the CD&A, the tabular disclosure regarding such compensation and our accompanying narrative disclosure. Because the vote on this Proposal 3 is advisory, the results will not be binding on the Compensation Committee, and the results will not affect, limit or augment any existing compensation or awards. However, we believe our compensation policies and procedures are strongly aligned with the long-term interests of our stockholders. Because of this, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
For the reasons discussed above, we are asking stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
“RESOLVED, that Option Care Health, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Option Care Health Inc.’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
The Board recommends you vote “FOR” the resolution approving the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.
ANNUAL REPORT
A copy of the 2021 Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, is enclosed but is not to be regarded as proxy solicitation materials. You may obtain an additional copy at no charge through our website or by contacting us for a printed set. In addition, the exhibits of the 2021 Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Option Care Health, Inc., 3000 Lakeside Dr., Suite 300N, Bannockburn, IL 60015, Attention: Investor Relations.
INCORPORATION BY REFERENCE
The Audit Committee Report and Compensation Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.
AVAILABILITY OF SEC FILINGS, CODE OF BUSINESS CONDUCT AND COMMITTEE CHARTERS
Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Business Conduct and the charters of the Audit Committee, Compensation Committee and Nominating Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, https://investors.optioncarehealth.com/ or may be requested in print, at no cost, by email at investor.relations@optioncare.com or by mail at Option Care Health, Inc., 3000 Lakeside Dr., Suite 300N, Bannockburn, IL 60015, Attention: Investor Relations.
WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is https://investors.optioncarehealth.com/investor- overview. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.
COST OF PROXY SOLICITATION
Option Care is paying the expenses of this solicitation. Option Care will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Option Care will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. We have engaged Broadridge Financial Solutions, Inc. to assist us in the distribution of proxies. In addition to solicitation by mail, directors, officers and other employees of Option Care may solicit proxies in person or by telephone, facsimile, email or other similar means.

option care health

SCAN TO
VIEW MATERIALS & VOTE

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Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

D72500-P66597

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

OPTION CARE HEALTH, INC.

	For All	Withhold All	For All Except
1. To elect thirteen nominees identified in the accompanying proxy statement to serve as directors of Option Care.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

OPTION CARE HEALTH, INC.3000 LAKESIDE DRIVESUITE 300N BANNOCKBURN, IL 60015SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation. Vote by 11:59 p.m. Eastern Time on May 17, 2022. Have your proxycard in hand when you access the web site and follow the instructions to obtain yourrecords and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/OPCH2022You may attend the meeting via the Internet and vote during the meeting. Have theinformation that is printed in the box marked by the arrow available and follow theinstructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 p.m. Eastern Time on May 17, 2022. Have your proxy card in hand when youcall and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY OPTION CARE HEALTH, INC.The Board of Directors recommends you vote FORthe following:Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. All holders must sign. If a corporation or partnership, please sign in full corporateor partnership name by authorized officer.Nominees:The Board of Directors recommends you vote FOR proposals 2 and 3.2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022.3. To approve, on a non-binding advisory basis, our executive compensation.NOTE: To transact other business as may properly come before the meeting or any adjournment of the meeting.01) Anita M. Allemand02) John J. Arlotta03) Elizabeth Q. Betten04) Elizabeth D. Bierbower05) Natasha Deckmann06) Aaron Friedman07) David W. Golding08) Harry M. Jansen Kraemer Jr.09) R. Carter Pate10) John C. Rademacher11) Nitin Sahney12) Timothy Sullivan13) Mark Vainisi

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com OPTION CARE HEALTH, INC.Annual Meeting of StockholdersMay 18, 2022 10:00 AM, CDTThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Michael Shapiro as proxy with the power to appoint his substitute, and hereby authorize(s)him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of OPTION CAREHEALTH, INC. that the Stockholder(s) are entitled to vote at the Annual Meeting of Stockholders(s) to be held at 10:00 AM, CDTon May 18, 2022, at http://www.virtualshareholdermeeting.com/OPCH2022, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, thisproxy will be voted in accordance with the Board of Directors' recommendations Continued and to be signed on reverse side